EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

MEI CONLUX HOLDINGS (US), INC.,

MEI CONLUX HOLDINGS (JAPAN), INC.,

THE SELLERS SPECIFIED HEREIN,

CRANE CO.,

MONDAIS HOLDINGS B.V.,

and

THE SELLERS’ REPRESENTATIVES

Dated as of December 20, 2012

4.	Representations and Warranties of the Sellers		44
	4.1.	Organization, Power and Standing.	44
	4.2.	Authorization.	44
	4.3.	No Violation or Approval; Consents.	44
	4.4.	Brokers.	45
	4.5.	Title to Shares.	45
	4.6.	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.	45

5.	Representations and Warranties Relating to the Buyers		45
	5.1.	Organization.	45
	5.2.	Authorization.	45
	5.3.	No Violation or Approval; Consents	46
	5.4.	Litigation	46
	5.5.	Financing	46
	5.6.	No Brokers	47
	5.7.	Investment Intent	47
	5.8.	Investigation; No Additional Representations, Etc	47
	5.9.	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	47

6.	Conditions Precedent to the Obligations of the Buyers		47
	6.1.	Representations and Warranties	48
	6.2.	Performance of Obligations	48
	6.3.	Compliance Certificate	48
	6.4.	Injunctions	48
	6.5.	Regulatory Approvals	48
	6.6.	Escrow Agreement	48
	6.7.	Resignations	48
	6.8.	Payoff and Release Letters	48
	6.9.	Termination of Agreements	49
	6.10.	Exercise of Warrants	49
	6.11.	Transaction Documents	49

7.	Conditions Precedent to Obligations of the Acquired Companies and the Sellers.		49
	7.1.	Representations and Warranties	49
	7.2.	Performance of Obligations	50
	7.3.	Compliance Certificate	50
	7.4.	Injunctions	50
	7.5.	Regulatory Approval	50
	7.6.	Escrow Agreement	50

8.	Covenants of the Parties		50
	8.1.	Access to Premises and Information	50
	8.2.	Conduct of Business Prior to Closing	51
	8.3.	Confidentiality	53
	8.4.	Preparation for Closing	54
	8.5.	Business Records	56
	8.6.	Contact with Customers, Suppliers and Other Business Relations	56
	8.7.	Directors and Officers Indemnification and Insurance	56
	8.8.	Attorney-Client Privilege	57
	8.9.	Tax Matters	58
	8.10.	Nonsolicitation of Employees	63
	8.12.	No Negotiation	64
	8.13.	Financial Statements	64
	8.14.	Further Assurances	64
	8.15.	Matters Relating to Warrants, Preferred Stock, Etc	65

9.	Indemnification		69
	9.1.	Survival	69
	9.2.	Indemnification of the Buyer Indemnitees	69
	9.3.	Indemnification of the Sellers	71
	9.4.	Expiration of Claims	72
	9.5.	Inter-Party Claims	72
	9.6.	Third Party Claims	73
	9.7.	Mitigation	74
	9.8.	Determination of Loss Amount	74
	9.9.	Acknowledgments	75

10	Termination		76
	10.1	Termination	76
	10.2.	Effect of Termination	77

11	Miscellaneous		77
	11.1.	Notices	77
	11.2.	Expenses of Transaction	78
	11.3.	Entire Agreement	78
	11.4.	Severability	79
	11.5.	Amendment	79
	11.6.	Parties in Interest	79
	11.7.	Assignment	79
	11.8.	Governing Law	79

11.9.	Consent to Jurisdiction	80
11.10.	Waiver of Jury Trial	80
11.11.	Reliance	80
11.12.	Specific Enforcement	81
11.13.	No Waiver	81
11.14.	Negotiation of Agreement	81
11.15.	Disclosure Schedules	81
11.16.	Headings	81
11.17.	Counterparts; Electronic Signature	82
11.18.	Provisions Regarding Sellers' Representatives	82
SCHEDULES
Schedule 2.5.1A – Sample Balance Sheet
Schedule 2.5.1B – Sample Cash on Hand and Working Capital Statement
Acquired Companies Disclosure Schedules
Sellers Disclosure Schedules
Buyers Disclosure Schedules

EXHIBITS
Exhibit 3.5    Financial Statements
Exhibit A    Escrow Agreement
Exhibit B    Accounting Principles Exhibit

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 20th day of December, 2012, by and among MEI Conlux Holdings (US), Inc., a Delaware corporation (the “US Holdco”), MEI Conlux Holdings (Japan), Inc., a Japanese corporation (the “Japan Holdco” and, together with the US Holdco, the “Acquired Companies” and each an “Acquired Company”), the securityholders of the Acquired Companies who are party hereto with the designation of “Seller” on the signature pages hereto (the “Sellers”), Crane Co., a Delaware corporation (“Crane”), Mondais Holdings B.V., a private company with limited liability organized and existing under the laws of the Netherlands (the “Japan Buyer” and, together with Crane, the “Buyers”) and, solely for purposes of Sections 8.3.3, 8.5, 8.8, 8.9, 8.11, 11.4, 11.7 and 11.19 and Articles 2, 9 and 10, Bain Capital MEI (H.K.) Limited and APM Co. Ltd. as Sellers’ Representatives hereunder.
WHEREAS, certain of the Sellers own all of the issued and outstanding shares of common stock of the US Holdco, which as of the date hereof consists of 584,230.48960 shares of common stock, par value $.01 per share (the issued and outstanding shares of common stock of the US Holdco at the Closing being the “US Holdco Shares”), and all of the issued and outstanding shares of common stock of the Japan Holdco, which as of the date hereof consists of 8,229,877 shares of common stock (the issued and outstanding shares of common stock of the Japan Holdco at the Closing being the “Japan Holdco Shares” and together with the US Holdco Shares, the “Shares”);
WHEREAS, certain of the Sellers own all of the outstanding Japan Options;
WHEREAS, certain of the Sellers hold warrants to purchase US Holdco Shares and, prior to the Closing, such Persons shall exercise such warrants to purchase US Holdco Shares and, as a result, hold the US Holdco Shares specified in Schedule 3.3;
WHEREAS, the Acquired Companies are engaged directly and indirectly through certain of their respective Subsidiaries in the development, manufacturing, distribution, marketing, sales, support and servicing of bill and coin acceptors and validators, cashless payment systems, telemetry products, vending select buttons, traffic signals, inventory and business management software and other electronic equipment and software used in the operation or management of payment systems marketed worldwide under the “MEI” and “Conlux” brand names (collectively, the “Business”);
WHEREAS, each Seller desires to sell and transfer all of the US Holdco Shares held by such Seller immediately prior to the Closing to Crane, and Crane desires to acquire all of such US Holdco Shares, all on the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, each Seller desires to sell and transfer all of the Japan Holdco Shares and the Japan Options held by such Seller immediately prior to the Closing to the Japan Buyer, and the Japan Buyer desires to acquire all of such Japan Holdco Shares and the Japan Options, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of these premises, representations and warranties and mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties hereto each agree as follows:

1.	DEFINITIONS.
1.1.    Certain Matters of Construction. For purposes of this Agreement, except as specified otherwise, the words “hereof”, “herein”, “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement will include all subsections thereof. The word “party” will refer to the Sellers, the US Holdco, the Japan Holdco, Crane, the Japan Buyer or (solely with respect to Sections 8.3.3, 8.5, 8.8, 8.9 and 8.11, 11.4, 11.7 and 11.19 and Articles 2, 9 and 10) the Sellers’ Representatives. The word “including” means including without limitation and the words “includes” and “include” shall have corresponding meanings and such words shall not be construed to limit any general statement that they follow to the specific or similar items following them. The phrase “ordinary course of business” means ordinary course of business consistent with past practice, whether or not expressly stated. Definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender. All references in this Agreement to any Section, Exhibit or Schedule will, unless otherwise specified, be deemed to be a reference to a Section, Exhibit or Schedule of or to this Agreement, in each case as such may be amended in accordance herewith, all of which are made a part of this Agreement. The term “or” is not exclusive, unless the context expressly otherwise requires. The term “dollars” and character “$” shall mean United States dollars.
1.2.    Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings:
“Accounting Principles” means collectively (a) the accounting methods, practices, principles and policies and estimation methodologies followed by the Acquired Companies in the preparation of their Audited Combined Financial Statements and (b) the specific accounting policies set forth on the Accounting Principles Exhibit attached hereto as Exhibit B (which specific accounting policies will control in the event of any conflict between such policies and the accounting principles and policies described in clause (a)).
“Action” means any claim, suit, litigation, action, proceeding or arbitration brought by or before any Governmental Authority, arbitrator or arbitral body.
“Affiliate” means, as to any Person, any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “controlling”, “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” is defined in the Preamble.

“Acquired Companies” is defined in the Preamble.
“Acquired Companies Closing Certificate” is defined in Section 6.3.
“Acquired Companies IP Rights” is defined in Section 3.16.
“Acquired Companies Knowledge” means that which is actually known, or which would be known, after good faith inquiry and investigation of those with primary managerial responsibility with respect to the particular subject matter in question, by Mike Hayes, Mark Sidell, Jeff Jordan, Tom Shuren, Tash Kassam, Tom Nugent, Jeff Allsop, Kiyoaki Takeda, Motozo Tsunekawa, Shuzo Nagahisa, Mamoru Takahashi, Kei Nakatsukasa, Yuichi Hinooka, Shunji Nomura, Takeshi Ishida, Hiromasa Kira and Kenji Tamura.
“Acquired Company Plan” is defined in Section 3.15.1.
“Acquired Companies Registered IP” is defined in Section 3.16.
“Assets” is defined in Section 3.10.
“Audited Combined Financial Statements” is defined in Section 3.5.
“Balance Sheet Time” is defined in Section 2.5.1.
“Business” is defined in the Recitals.
“Business Day” means any day other than a Saturday, Sunday or a day on which banks in the City of New York or in the City of Tokyo are authorized or obligated by a Legal Requirement to close.
“Buyer” is defined in the Preamble.
“Buyer Refund” is defined in Section 8.9.4.
“Buyers Closing Certificate” is defined in Section 7.3.
“Buyer Indemnitees” is defined in Section 9.2.1.
“Cash on Hand” means the sum of the US Cash on Hand and the Japan Cash on Hand.
“Certain Nations” is defined in Section 3.14.8.
“Claim” is defined in Section 8.18.1.
“Claiming Party” is defined in Section 9.5.
“Closing” is defined in Section 2.3.

“Closing Balance Sheet” is defined in Section 2.5.2.
“Closing Date” is defined in Section 2.3.
“Closing Indebtedness” means the aggregate Indebtedness of the Acquired Companies and their respective Subsidiaries outstanding as of the Balance Sheet Time (net of the payments described in Section 2.4.1(e) and Section 2.4.1(g)).
“Closing Purchase Price Calculation Statement” is defined in Section 2.5.1.
“Closing Statement” is defined in Section 2.5.2.
“Code” means the Internal Revenue Code of 1986, as amended.
Confidentiality Agreement” is defined in Section 8.1.
“Contemplated Transactions” means the purchase and sale of the Shares contemplated by this Agreement.
“Contract” means any legally binding contract, agreement, lease, license, instrument, note, commitment or undertaking (other than an Employee Plan).
“Covered Tax Returns” is defined in Section 8.9.1.
“Crane” is defined in the Preamble.
“Deductible” is defined in Section 9.2.2.
“Defending Party” is defined in Section 9.5.
“Disclosure Schedules” means the various disclosure schedules to this Agreement that are being delivered in connection with the execution of this Agreement by the Acquired Companies, the Sellers and the Buyers in connection with the execution and delivery of this Agreement.
“Disputed Item” is defined in Section 2.5.3.
“Dispute Notice” is defined in Section 2.5.3.
“Dispute Submission Notice” is defined in Section 2.5.4.
“D&O Indemnified Persons” is defined in Section 8.7.1.
“Employee Plan” means any plan, program, agreement, policy or arrangement that is: (a) a Welfare Plan, (b) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and (c) any other agreement, plan, program, fund, policy, contract or arrangement providing compensation, benefits, pension, retirement, superannuation, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, thirteenth month, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, severance, termination indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits, regardless of whether it is mandated under Legal Requirements, voluntary or private; provided that any governmental plan or program requiring the mandatory payment of social insurance Taxes or similar contributions to a governmental fund with respect to the wages of an employee will not be considered an “Employee Plan” hereunder.
“Environmental Laws” means all applicable national, federal, state, provincial and local Legal Requirements relating to pollution or protection of the environment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.
“Escrow Account” means the account established by the Escrow Agent pursuant to the terms of the Escrow Agreement.
“Escrow Agent” means The Bank of New York, Mellon.
“Escrow Agreement” means the Escrow Agreement, in the form of Exhibit A, to be entered into on or prior to the Closing Date pursuant to this Agreement by and among Crane, the Sellers’ Representatives and the Escrow Agent.
“Escrow Amount” means $23,500,000.
“Escrow Funds” is defined in Section 9.2.4.
“Estimated Cash on Hand Amount” is defined in Section 2.5.1.
“Estimated Closing Balance Sheet” is defined in Section 2.5.1.
“Estimated Closing Indebtedness Amount” is defined in Section 2.5.1.
“Estimated Closing Statement” is defined in Section 2.5.1.
“Estimated Transaction Expenses” is defined in Section 2.5.1.
“Estimated Working Capital Amount” is defined in Section 2.5.1.
“Example Calculations” is defined in Section 2.5.1.
“Expiration Date” is defined in Section 10.1.4.
“FCPA” is defined in Section 3.14.5.
“Final Cash on Hand Amount” is defined in Section 2.5.5.
“Final Closing Indebtedness Amount” is defined in Section 2.5.5

“Final Transaction Expenses” is defined in 2.5.5.
“Final Working Capital Amount” is defined in Section 2.5.5.
“Financial Statements” is defined in Section 3.5.
"Financing” is defined in Section 5.5.
“Financing Documents” is defined in Section 11.19.
“Financing Letter” is defined in Section 5.5.
“Financing Sources” means the lender under the Financing Letter in connection with the Financing, any Person that provides, or has or in the future enters into any Contract with the Buyers or any of their respective Affiliates to provide, any of the Financing (or any other financing of all or a portion of the purchase price contemplated by this Agreement), any of such Person’s Affiliates and any of such Person’s or any of its Affiliates’ respective current, former or future stockholders, limited partners, managers, members, partners or Representatives; provided, that neither a Buyer nor any Affiliate of a Buyer shall be a Financing Source.
“FIRPTA Certificate” is defined in Section 8.9.7.
"Fraud” means a knowing misrepresentation of the truth or intentional concealment of a known material fact.
“Fundamental Representations” is defined in Section 9.1.
“GAAP” means United States generally accepted accounting principles, as in effect from time to time.
"Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) department, agency or instrumentality of a foreign or other government, including any state-owned or state controlled instrumentality of a foreign or other government, (d) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (e) public international organization or multinational organization or (f) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
“Governmental Order” means any ruling, award, decision, injunction, judgment, order, decree or subpoena entered, issued or made by any Governmental Authority.
“Hazardous Substance” means “hazardous substance” (as defined in 42 U.S.C. § 9601(14)).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1974, as amended, and the regulations issued thereunder.
“In the Money Japan Options” means the First Series Stock Options of MEI Conlux Holdings (Japan), Inc.
“Indebtedness” means with respect to any Person, and without duplication, all outstanding obligations of such Person (a) in respect of principal, accrued interest and penalties for borrowed money, (b) evidenced by notes, debentures or similar instruments, (c) for lease obligations required under GAAP to be accounted for on the balance sheet of such Person as capital leases, (d) for the deferred purchase price of property (other than ordinary trade accounts payable), (e) under any Contract relating to interest rate protection or swap arrangements relating to obligations of the types described in clauses (a) through (d) above, or (f) with respect to guarantees of obligations of the types described in clauses (a) through (d) above of any other Person. For the avoidance of any doubt, Indebtedness shall include all interest accrued thereon through the date of repayment and all prepayment and other fees, expenses, penalties and similar amounts thereon.
“Independent Referee” is defined in Section 2.5.4.
“Intellectual Property Rights” means rights in, arising under or in respect of all of the following, anywhere in the world, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights; (c) all mask works, mask work registrations and mask work applications and all other corresponding rights; (d) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other proprietary indicia of commercial source or origin and all goodwill associated with any of the foregoing; (e) in each instance only to the extent proprietary under applicable Legal Requirements, all inventions, know how, technology, data, trade secrets, customer, distributor, reseller and supplier lists, and confidential business information, all computer and device software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; and (f) all proprietary databases and data collections.
“Intercompany Loans” means the Japanese Intercompany Loans and the US Intercompany Loans.
“Interim Financial Statements” is defined in Section 3.5.
“IRS” means the Internal Revenue Service.
“Japan Base Purchase Price” is defined in Section 2.2.1(a).

“Japan Buyer” is defined in the Preamble.
“Japan Cash on Hand” means all cash and cash equivalents of the Japan Holdco and its Subsidiaries (including any restricted cash and cash equivalents), determined in accordance with the applicable Accounting Principles and, to the extent consistent with the Accounting Principles, Example Calculations, but excluding any Test Cash.
“Japan GAAP” means Japanese generally accepted accounting principles, as in effect from time to time.
“Japan Holdco” is defined in the Preamble.
"Japan Holdco Shares” is defined in the Recitals.
“Japan Net Debt” means Indebtedness of the Japan Holdco and its Subsidiaries outstanding as of immediately prior to the Closing less amounts payable pursuant to Sections 2.4.1(e) and 2.4.1(g) (net of any withholdings required to be made from such amounts).
“Japan Net Purchase Price” is defined in Section 2.2.1(f).
“Japan Options” mean, collectively, the In the Money Japan Options and the Out of the Money Japan Options.
“Japan Percentage” means (i) Japan Base Purchase Price divided by (ii) the sum of (A) Japan Base Purchase Price plus (B) the US Base Purchase Price.
“Japan Pro Rata Percentage” means, for each Seller, the percentage obtained by dividing (i) the number of Japan Holdco Shares plus the number of Japan Holdco Shares underlying the In the Money Japan Options held by such Seller by (ii) the aggregate number of Japan Holdco Shares outstanding plus the number of Japan Holdco Shares underlying the In the Money Japan Options, in each case as of immediately prior to the Closing.
“Japanese Intercompany Loan” means any Indebtedness of US Holdco and/or its Subsidiaries that is owed to Japan Holdco and/or its Subsidiaries.
“Leased Real Property” is defined in Section 3.13.2.
“Legal Requirement” means any national, federal, state, provincial, local, municipal, foreign, international, multinational or other constitution, statute, law, treaty, directive, decree, order, rule, regulation, ordinance, code or binding law or Governmental Order in any jurisdiction.
“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and, in each case, required to be reflected on a balance sheet prepared in accordance with GAAP or to be disclosed in the footnotes thereto.
“Lien” means any mortgage, pledge, lien, pledge, hypothecation, charge, security interest, encumbrance, easement or restriction on transfer.
“Loss” means any loss, judgment, damage, fine, penalty, expense (including reasonable attorneys’ or other reasonable professional fees and expenses and court costs), injury, diminution in value, liability, Tax, Lien or other cost or expense incurred, whether or not involving the claim of another Person.
"Marketing Period" shall mean the first period of fifteen (15) consecutive Business Days after the date of this Agreement (provided that the Marketing Period shall not commence prior to the later of January 2, 2013 or the first Business Day after two (2) calendar days immediately following the receipt by the Buyers of the Required Financing Information (as defined below)) throughout which (A) Buyers shall have the information required to be delivered pursuant to clause (i) of Section 8.17.3 (the “Required Financing Information”), during which period such information shall remain compliant in all material respects at all times with the applicable provisions of Regulation S-X and Regulation S-K under the Securities Act (“Compliant”); provided, that if the Acquired Companies shall in good faith reasonably believe they have provided the Required Financing Information and that such Required Financing Information is Compliant, the Acquired Companies may deliver to the Buyers a written notice to that effect (stating when it believes it completed such delivery), in which case the Acquired Companies shall be deemed to have complied with clause (A) above unless the Buyers in good faith reasonably believe the Acquired Companies have not completed the delivery of the Required Financing Information or that the Required Information is not Compliant and, within four business days after the delivery of such notice by the Acquired Companies, delivers a written notice to the Acquired Companies to that effect (stating with specificity which Required Financing Information the Acquired Companies have not delivered or is not Compliant), and (B) the conditions set forth in Sections 6.1, 6.2, 6.4 and 6.11 shall be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15) consecutive Business Day period (except to the extent that such conditions by their nature can only be satisfied at the Closing); provided, however, that the Marketing Period shall not be deemed to have commenced if prior to the completion of the Marketing Period, any auditor shall have withdrawn its audit opinion with respect to the Audited Combined Financial Statements, the US Audited Financial Statements or the Japan Audited Financial Statements; and provided, further, that the Marketing Period, to the extent not otherwise completed, shall end on the date on which the Financing is consummated.
“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, or would reasonably be expected to have or cause, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on, or material adverse change in, the business, assets, condition (financial or otherwise) or results of operations of the Acquired Companies and their respective Subsidiaries, taken as a whole, or on the ability of the Sellers to consummate the Contemplated Transactions;

provided, however, that any such change or effect caused by, resulting from or directly or indirectly arising out of any of the following shall not be considered, and shall not be taken into account in determining the existence of, a “Material Adverse Effect”: (a) the announcement of the Contemplated Transactions, including the impact of the foregoing on relationships with customers, suppliers or employees of the Acquired Companies or their respective Subsidiaries (provided that the Acquired Companies have complied with their obligations under Section 8.2), (b) conditions affecting the global or United States economy or financial markets as a whole, or generally affecting the industries in which the Acquired Companies or any of their respective Subsidiaries conducts their respective businesses, (c) any change or proposed change in any Legal Requirement or in GAAP or any interpretation thereof, (d) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism, (e) the failure by the Acquired Companies to meet any revenue or earnings projections, forecasts or predictions (provided, that any effect that caused or contributed to such failure to meet projections, forecasts or projections shall not be excluded under this clause (e)), (f) any action taken by, or with the written consent of, any Buyer with respect to the Contemplated Transactions or with respect to the Acquired Companies or any of their respective Subsidiaries, (g) the Buyers’ announcement or other disclosure of their plans or intentions with respect to the conduct of the business (or any portion thereof) of the Acquired Companies or any of their respective Subsidiaries (provided that the Acquired Companies have complied with their obligations under Section 8.2), (h) any matter which is fairly disclosed in the Disclosure Schedules (provided, that any development or change in any such matter occurring after the date of this Agreement and that was not reasonably foreseeable on the date of this Agreement shall not be excluded under this clause (h)) and (i) the failure to take any action that the Acquired Companies request the consent of Crane pursuant to Section 8.2 to take that Crane does not consent to, except, in the cases of clauses (b), (c) and (d), to the extent such changes, proposed changes or conditions disproportionately affect the Acquired Companies relative to other Persons engaged in any business that competes with the Business.
“Material Contract” is defined in Section 3.18.1.
“Net Buyer Refund” is defined in Section 8.9.4.
“Non-US Company Plan” means any Acquired Company Plan covering employees of an Acquired Company or its Subsidiaries who work primarily outside of the United States.
“Out of the Money Japan Options” means, collectively, (i) the Second Series Stock Acquisition Rights of Japan Holdco, (ii) the Third Series Stock Acquisition Rights of Japan Holdco, (iii) the Fourth Series Stock Acquisition Rights of Japan Holdco and (iv) the Fifth Series Stock Acquisition Rights of Japan Holdco.
“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation or organization of such Person and any limited liability company, operating or partnership agreement, by-laws or similar documents or agreements relating to the legal organization of such Person.

“Owned Premises” is defined in Section 3.13.1.
“Permits” is defined in Section 3.14.
“Permitted Liens” means (a) statutory Liens for Taxes, special assessments or other governmental and quasi-governmental charges not yet due and payable or the amount or validity of which is being contested in good faith and for which adequate reserves have been recorded in line items on the Interim Balance Sheet, excluding any Lien arising under ERISA, the Code or other applicable Legal Requirements in connection with any Acquired Company Plan, (b) landlords’, warehousepersons’, mechanics’, materialmens’, carriers’, Liens to secure claims for labor, material or supplies and other similar Liens that relate to obligations not yet due and payable, (c) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (d) zoning, building, entitlement and other land use regulations or restrictions that do not materially interfere with the present use of the real property related thereto, (e) the interests of the lessors and sublessors of any leased properties, (f) easements, rights of way and other imperfections of title or encumbrances that do not materially interfere with the present use of the real property related thereto, (g) restrictions on the ownership or transfer of securities arising under applicable Legal Requirements and (h) Liens that will be removed or released at or prior to the Closing.
“Person” means any natural person or any corporation, partnership, limited liability company, other legal entity or Governmental Authority.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
“Preferred Stock” means the 2% Cumulative Preferred Stock, par value $0.01 per share, issued by US Holdco.
“Preferred Stock Consideration” means, at any given time, all amounts then required to pay in full and extinguish the 2% Cumulative Preferred Stock of US Holdco then outstanding (including any accrued but unpaid dividends thereon).
“Prior Acquired Companies Counsel” is defined in Section 8.8.
“Purchase Price” means the sum of the Japan Net Purchase Price and the US Net Purchase Price.
“Reference Balance Sheet” is defined in Section 3.5.
“Reference Balance Sheet Date” is defined in Section 3.5.
“Releasee” is defined in Section 8.18.1.
“Releasor” is defined in Section 8.18.1.

“Representative” means, with respect to any Person, any director, officer or employee of such Person and any agent, consultant, legal, accounting, financial or other advisor or other representative authorized by such Person to represent or act on behalf of such Person.
“Sellers” is defined in the Preamble.
“Seller Indemnitees” is defined in Section 9.3.
“Sellers’ Representative” is defined in Section 11.18.1.
“Sellers’ Transaction Expenses” means all out-of-pocket fees, costs and expenses incurred or otherwise payable by the Acquired Companies, their respective Subsidiaries or the Sellers in connection with the negotiation, documentation and consummation of the Contemplated Transactions, in each case to the extent incurred but unpaid as of the Closing, including (a) the fees and expenses of Goldman Sachs, Centerview Partners, Pepper Hamilton LLP, Ropes & Gray LLP and Nagashima Ohno & Tsunematsu and (b) amounts payable by the Sellers or the Acquired Companies or their respective Subsidiaries to any current or former employee of an Acquired Company or its Subsidiaries solely as a result of the Contemplated Transactions pursuant to any compensatory arrangement provided by the Sellers, the Acquired Companies or their Subsidiaries (including under single-trigger severance plans, bonus plans and similar arrangements). Any Sellers’ Transaction Expenses that are not paid at Closing pursuant to Section 2.4.1(b) are collectively referred to as “Indemnifiable Transaction Expenses”.
“Shares” is defined in the Recitals.
“Solvent” means, with respect to any Person, that (a) the sum of the assets, at a fair valuation, of such Person and its Subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) exceeds their respective liabilities, (b) each of such Person and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts or other liabilities beyond its ability to pay such debts and other liabilities as such debts and other liabilities mature or become due and (c) each of such Person and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has sufficient capital with which to conduct its business.
“Stockholders Agreement” means that certain Stockholders Agreement among US Holdco, Japan Holdco and certain securityholders of US Holdco and Japan Holdco, dated June 19, 2006.
"Straddle Period” is defined in Section 8.9.1(c).
“Subsidiary” of any Person means another Person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first Person.

“Tax” means (a) any United States federal, state or local, or any foreign, income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, real or personal property, payroll, withholding, employment, social security, excise, stamp, registration, alternative, add-on minimum tax or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) payable to any Taxing Authority and (b) all interest, penalties, additional taxes and additions to tax imposed with respect thereto.
“Tax Proceeding” is defined in Section 8.1.12.
“Tax Refund” is defined in Section 8.9.4.
“Tax Returns” means returns, reports, forms and information statements filed or required to be filed with a Taxing Authority relating to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax.
“Test Cash” means any cash used or held for use for developing and testing unattended electronic payment systems.
“Third Party Claim” is defined in Section 9.6.1.
“Transfer Taxes” means any sales, use, stock transfer, value added, real property transfer, excise Tax, stamp Tax, real property gains, transfer, stamp, registration, documentary, recording or similar duties or Taxes together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto incurred in connection with the Contemplated Transactions.
“Treasury Regulations” means the treasury regulations promulgated under the Code.
“US Base Purchase Price” is defined in Section 2.2.2.
“US Cash on Hand” means all cash and cash equivalents of the US Holdco and its Subsidiaries (including any restricted cash and cash equivalents), determined in accordance with the applicable Accounting Principles and, to the extent consistent with the Accounting Principles, Example Calculations, but excluding any Test Cash.
“US Common Per Share Price” means (i) (A) the US Base Purchase Price plus (B) the aggregate exercise price of the US Options receiving US Option Consideration pursuant to Section 2.4.1(d) and the warrants of US Holdco minus (C) the portion of the amount of the Sellers’ Transaction Expenses to be paid pursuant to Section 2.4.1(b) incurred by or on behalf of the US Holdco minus (D) all Indebtedness of US Holdco and its Subsidiaries as of immediately prior to the Closing, minus (E) the Preferred Stock Consideration, minus (F) the amount of Intercompany Loans outstanding as of immediately prior to the Closing plus (G) the US Cash on Hand (as estimated in accordance with Section 2.5.1) plus or minus (H) the product of the US Percentage multiplied by the amount, if any, by which the Estimated Working Capital Amount exceeds or is less than the Working Capital Target divided by (ii) (A) the aggregate number of US Holdco Shares issued and outstanding immediately prior to the Closing, as set forth on Schedule 3.3 plus (B) the aggregate number of US Holdco Shares underlying the US Holdco Options receiving US Option Consideration pursuant to Section 2.4.1(d) as set forth on Schedule 3.3.
“US Holdco” is defined in the Preamble.
“US Holdco Shares” is defined in the Recitals.
“US Intercompany Loan” means any Indebtedness of Japan Holdco and/or its Subsidiaries that is owed to US Holdco and/or its Subsidiaries.
“US Net Debt” means Indebtedness of the US Holdco and its Subsidiaries outstanding as of immediately prior to the Closing less amounts payable pursuant to Sections 2.4.1(h).
“US Net Purchase Price” is defined in Section 2.2.2(h).
“US Option” is defined in Section 2.6.1.
“US Option Consideration” is defined in Section 2.6.1.
“US Option Plan” is defined in Section 2.6.1.
“US Optionholders Escrow Percentage” means the percentage determined by multiplying (i) the US Percentage by (ii) the percentage determined by dividing (A) the sum of the amounts referred to in Section 2.4.1(d)(A) by (B) the sum of the amounts referred to in Section 2.4.1(a)(i)(A) and Section 2.4.1(d)(A).
“US Percentage” means (i) US Base Purchase Price divided by (ii) the sum of (A) Japan Base Purchase Price plus (B) the US Base Purchase Price.
“US Pro Rata Percentage” means, for each Seller, the percentage obtained by dividing the number of US Holdco Shares held by such Seller by the aggregate number of US Holdco Shares outstanding, in each case as of immediately prior to the Closing.
“US Stockholders Escrow Percentage” means the percentage determined by multiplying (i) the US Percentage by (ii) the percentage determined by dividing (A) the sum of the amounts referred to in Section 2.4.1(a)(i)(A) by (B) the sum of the amounts referred to in Section 2.4.1(a)(i)(A) and Section 2.4.1(d)(A).
“Warrants” is defined in Section 3.3.
“Welfare Plan” means an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA.

“Working Capital” means (a) the current assets of the Acquired Companies and their respective Subsidiaries except for (i) cash and cash equivalents and (ii) any Tax assets minus (b) the current liabilities of the Acquired Companies and their respective Subsidiaries except for (i) any Tax liabilities, (ii) Indebtedness and (iii) Sellers’ Transaction Expenses, in each case determined in accordance with the second sentence of Section 2.5.2.
“Working Capital Target” means $46,857,000.

2.	THE TRANSACTION.
2.1.    Purchase and Sale of the Shares. Upon and subject to the terms and conditions set forth in this Agreement, at the Closing, each Seller shall sell, transfer and deliver to (i) Crane, the US Holdco Shares, free and clear of all Liens, and Crane shall purchase from such Seller, all of the outstanding US Holdco Shares then held by such Seller as specified on Schedule 3.3, and (ii) the Japan Buyer, the Japan Holdco Shares and the Japan Options (with respect to the Out of the Money Japan Options, in consideration for the representations, warranties, covenants and agreements set forth herein and not for any cash consideration), free and clear of all Liens, and Crane shall cause the Japan Buyer to purchase from such Seller, all of the outstanding Japan Holdco Shares and Japan Options then held by such Seller as specified on Schedule 3.3. The parties acknowledge and agree that, notwithstanding anything to the contrary herein, the Buyers shall have no obligation to consummate the Contemplated Transactions unless all issued capital stock and other equity or ownership interests of each Acquired Company (including all securities convertible or exchangeable into capital stock of an Acquired Company) outstanding at the Closing are sold, transferred and delivered (or, in the case of securities convertible or exchangeable into capital stock of an Acquired Company, either so delivered or cancelled) to the Buyers by the Sellers at the Closing or extinguished in connection with the Closing.
2.2.    Purchase Price.
2.2.1.    Japan Holdco. The aggregate consideration for the purchase and sale of the Japan Holdco Shares and In the Money Japan Options pursuant to this Agreement will be an amount in cash calculated as follows:
(a)    Two Hundred Million Dollars ($200,000,000) (the “Japan Base Purchase Price”);
(b)    less the portion of the amount of the Sellers’ Transaction Expenses to be paid pursuant to Section 2.4.1(b) incurred by or on behalf of the Japan Holdco and its Subsidiaries, as determined in accordance with Section 2.5;
(c)    less Japan Net Debt;
(d)    less the sum of the amounts required to repay in full the US Intercompany Loan outstanding at the Closing (including any amounts required to be withheld in respect of Taxes thereon);

(e)    plus Japan Cash on Hand; and
(f)    plus the Japan Percentage multiplied by the amount, if any, by which the Estimated Working Capital Amount exceeds the Working Capital Target and less the Japan Percentage multiplied by the amount, if any, by which the Estimated Working Capital Amount is less than the Working Capital Target (the aggregate of such amounts set forth in Sections 2.2.1(a) through 2.2.1(f), the “Japan Net Purchase Price”);
2.2.2.    US Holdco. The aggregate consideration for the purchase and sale of the US Holdco Shares pursuant to this Agreement will be an amount in cash calculated as follows:
(a)    Six Hundred Twenty Million Four Hundred Fifty Thousand Dollars ($620,450,000) (the “US Base Purchase Price”);
(b)    less the portion of the amount of the Sellers’ Transaction Expenses to be paid pursuant to Section 2.4.1(b) incurred by or on behalf of the US Holdco and its Subsidiaries, as determined in accordance with Section 2.5;
(c)    less the US Option Consideration to be paid pursuant to Section 2.4.1(d);
(d)    less the US Net Debt;
(e)    less the amounts required to extinguish the Preferred Stock outstanding at the Closing;
(f)    less the sum of the amounts required to repay in full the Japanese Intercompany Loans outstanding at the Closing (including any amounts required to be withheld in respect of Taxes thereon);
(g)    plus US Cash on Hand;
(h)    plus the US Percentage multiplied by the amount, if any, by which the Estimated Working Capital Amount exceeds the Working Capital Target; or less the US Percentage multiplied by the amount, if any, by which the Estimated Working Capital Amount is less than the Working Capital Target; and (the aggregate of such amounts set forth in Sections 2.2.2(a) through 2.2.2(h), the “US Net Purchase Price”).
The US Net Purchase Price and the Japan Net Purchase Price shall be subject to adjustment in accordance with Section 2.5.
2.2.3.    [Reserved]

2.2.4.    To the extent that any currency conversions are required in connection with the payments required in Section 2.4.1, the parties hereto will use the applicable spot currency exchange rates published in the Wall Street Journal three Business Days prior to the Closing Date or, if required, such other exchange rate as may be necessary to ensure that there are sufficient funds in local currency to repay in full the applicable obligation.
2.2.5.    Notwithstanding any other provision of this Agreement, the Buyers will have the right to withhold all Taxes from payments to be made hereunder if such withholding is required by applicable Legal Requirements, and to collect Forms W-8 or W-9 or other forms from the Sellers, the holders of US Options and the holders of Japan Options to the extent required by any foreign, federal, state or local Legal Requirements.
2.3.    The Closing. Subject to the terms and conditions hereof, the closing of the purchase and sale of the Shares pursuant to this Agreement (the “Closing”) shall take place at 10:00 a.m. (local time) at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts, as promptly as practicable following, but in no event later than the later of (a) the fifth Business Day following, the satisfaction or waiver of each of the conditions set forth in Articles 6 and 7 hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and (b) the third Business Day following the final day of the Marketing Period, or at such other time and place as Crane and the Sellers’ Representatives may agree (the day on which the Closing takes place, the “Closing Date”). Subject to the provisions of Article 10, the failure of any party to consummate the Closing on the date and time determined pursuant to this Section 2.3 shall not result in the termination of this Agreement and shall not relieve such party of any obligation under this Agreement.
2.4.    Closing Deliveries and Payments.
2.4.1.    Buyer Closing Deliveries and Payments. At the Closing, the Buyers shall deliver or cause to be delivered the following:
(a)    to the Sellers, by wire transfer of immediately available funds to an account of the Sellers’ Representatives designated in writing to Crane not less than two (2) Business Days prior to the Closing Date, an amount in cash equal to (i) the (A) US Net Purchase Price minus (B) the product of the US Stockholders Escrow Percentage multiplied by the Escrow Amount, such net amount to be further distributed by the Sellers’ Representatives to the Sellers in accordance with each Seller’s US Pro Rata Percentage and (ii) the (A) Japan Net Purchase Price minus (B) the product of the Japan Percentage multiplied by the Escrow Amount, such net amount to be further distributed by the Sellers’ Representatives to the Sellers in accordance with each Seller’s Japan Pro Rata Percentage (it being understood and agreed that the holders of the In the Money Japan Options will receive from the Japan Net Purchase Price the amounts they are entitled to pursuant to Section 4.3.4 of the Stockholders Agreement);

(b)    to the Acquired Companies, such cash amounts as are necessary to pay in full the Sellers’ Transaction Expenses, such amount to be further distributed by the Acquired Companies, by wire transfer of immediately available funds, to such accounts specified by the Sellers’ Representatives at least two (2) Business Days prior to the Closing Date;
(c)    to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount to be deposited into the Escrow Account;
(d)    to the US Holdco, to such accounts specified by the Sellers’ Representatives at least two (2) Business Days prior to the Closing Date, by wire transfer of immediately available funds, an amount of cash equal to (A) the aggregate amount of US Option Consideration payable to holders of US Options pursuant to Section 2.6.1 minus (B) the product of the US Optionholders Escrow Percentage multiplied by the Escrow Amount, such net amount to be further distributed by the Acquired Companies net of any required withholding Taxes to the holders of US Options pursuant to Section 2.6.1;
(e)    to such accounts specified by the Sellers’ Representatives at least two (2) Business Days prior to the Closing Date, the Preferred Stock Consideration;
(f)    to such accounts as specified in customary payoff letters relating to each item of Indebtedness of the Acquired Companies or any of their respective Subsidiaries set forth in Schedule 2.4.1(f) that are delivered by the Acquired Companies to Crane at least three (3) Business Days prior to the Closing, the aggregate amount of Indebtedness of the Acquired Companies or any of their respective Subsidiaries outstanding as of the Closing relating to each item of Indebtedness of the Acquired Companies or any of their respective Subsidiaries set forth in Schedule 2.4.1(f);
(g)    to such accounts specified by the Sellers’ Representatives at least two (2) Business Days prior to the Closing Date, such cash amounts as are necessary to pay in full the Japanese Intercompany Loans outstanding at the Closing;
(h)    to such accounts specified by the Sellers’ Representatives at least two (2) Business Days prior to the Closing Date, such cash amounts as are necessary to pay in full the US Intercompany Loans outstanding at the Closing;
(i)    to the applicable Acquired Company for payment to the applicable Tax authorities, such amounts as are required to be withheld in respect of Taxes on the US Intercompany Loan and Japan Intercompany Loans payments; and

(j)    the various certificates, instruments and documents referred to in Article 7.
2.4.2.    Acquired Companies Closing Deliveries and Payments. At the Closing, the Acquired Companies shall deliver or cause to be delivered the following:
(a)    to Crane, the FIRPTA Certificate referred to in Section 8.9.7; and
(b)    to Crane, the various certificates, instruments and documents referred to in Article 6.
2.4.3.    Sellers Closing Deliveries. At the Closing, each Seller shall deliver or cause to be delivered to Crane or the Japan Buyer (as applicable), with respect to all Shares to be sold by such Seller hereunder, certificate(s) representing such Shares, duly endorsed (or accompanied by duly executed transfer powers) for transfer to Crane or the Japan Buyer, as contemplated by Section 2.1, and with respect to all Japan Options to be sold by such Seller hereunder, such customary instruments of transfer, assignment and conveyance as are required to convey and transfer the Japan Options to the Japan Buyer, duly executed by the applicable Sellers, as contemplated by Section 2.1.
2.5.    Working Capital, Cash on Hand, Indebtedness Adjustment and Transaction Expenses.
2.5.1.    Estimated Amounts. The Acquired Companies will prepare or cause to be prepared in good faith and delivered to Crane not later than five (5) Business Days prior to the Closing Date, an estimated and consolidated balance sheet of the Acquired Companies and their respective Subsidiaries (the “Estimated Closing Balance Sheet”) as of the close of business on the day immediately prior to the Closing Date (the “Balance Sheet Time”), together with a written statement (the “Estimated Closing Statement”) setting forth in reasonable detail (i) the Acquired Companies’ good faith estimates of Working Capital (the “Estimated Working Capital Amount”), Cash on Hand (the “Estimated Cash on Hand Amount”) and Indebtedness of the Acquired Companies and their Subsidiaries, including an allocation of Indebtedness between the Acquired Companies (net of the payments described in Section 2.4.1(e), Section 2.4.1(g) and Section 2.4.1(h)) (the “Estimated Closing Indebtedness Amount”) and the amount of Sellers’ Transaction Expenses, including an allocation of Sellers’ Transaction Expenses between the Acquired Companies (the “Estimated Transaction Expenses”), in each case as of the Balance Sheet Time (provided, however, that for the avoidance of any doubt, items of Indebtedness with respect to amounts paid at Closing pursuant to Section 2.4.1(f) shall not be less than the amounts set forth in the payoff letters delivered with respect thereto) as derived from the Estimated Closing Balance Sheet prepared in accordance with the Accounting Principles, and (ii) a written statement (the “Closing Purchase Price Calculation Statement”) setting forth calculations as of the Closing Date of each the US Net Purchase Price and the Japan Net Purchase Price and each of the constituent elements thereof set forth in Sections 2.2.1 and 2.2.2. The Estimated Closing Balance Sheet and the Estimated Closing Statement will be prepared in accordance with the Accounting Principles in a manner and on a basis consistent with the preparation of the sample balance sheet attached as Schedule 2.5.1A hereto and sample Cash on Hand, Working Capital, Indebtedness and Sellers’ Transaction Expenses statement attached as Schedule 2.5.1B hereto (which, solely for illustration purposes, assumes the Balance Sheet Time occurred on September 30, 2012) (the “Example Calculations”), it being agreed that in the event of any differences between the Accounting Principles and such sample calculations the methodology used in the Accounting Principles will govern for purposes of this Agreement. Crane shall be entitled to review and provide comments to the Acquired Companies on the Estimated Closing Balance Sheet and the Estimated Closing Statement. The Acquired Companies shall provide Crane and its Representatives with access to such work papers and other materials as Crane or its Representatives may reasonably request in connection with their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement. The Acquired Companies shall in good faith consider and discuss with Crane any comments that Crane makes on the Estimated Closing Balance Sheet or the Estimated Closing Statement and shall, if the Acquired Companies consider it appropriate thereafter, re-issue the Estimated Closing Balance Sheet and the Estimated Closing Statement prior to the Closing, and such re-issued Estimated Closing Balance Sheet and the Estimated Closing Statement shall serve as the Estimated Closing Balance Sheet and the Estimated Closing Statement for purposes of Closing and the provisions of Sections 2.5.2 through 2.5.5.
2.5.2.    Closing Balance Sheet, Closing Cash on Hand, Closing Indebtedness and Sellers’ Transaction Expenses. As promptly as practicable, but in any event within ninety (90) days after the Closing Date, Crane will prepare or cause to be prepared in good faith, and will provide to the Sellers’ Representatives, a consolidated balance sheet of the Acquired Companies and their respective Subsidiaries as of the Balance Sheet Time (the “Closing Balance Sheet”), together with a written statement (the “Closing Statement”) setting forth in reasonable detail Crane’s proposed determinations of Working Capital as of the Balance Sheet Time and Cash on Hand, Indebtedness and Sellers’ Transaction Expenses, in each case as of the Balance Sheet Time (provided, however, that for the avoidance of any doubt, items of Indebtedness with respect to amounts paid at Closing pursuant to Section 2.4.1(f) shall not be less than the amounts set forth in the payoff letters delivered with respect thereto) as derived from the Closing Balance Sheet in accordance with the Accounting Principles and the methodology used in the Example Calculations. The Closing Balance Sheet and the Closing Statement will be prepared in accordance with the Accounting Principles and the methodology used in the Example Calculations on a basis and in a manner consistent with the preparation of the Estimated Closing Balance Sheet and the Estimated Closing Statement, it being agreed that in the event of any differences between the Accounting Principles, such Example Calculations and the methodology used in the preparation of the Estimated Closing Balance Sheet and the Estimated Closing Statement, the methodology used in the Accounting Principles will govern for purposes of this Agreement. Crane shall provide the Sellers’ Representatives and their respective Representatives with access to such work papers and other materials as the Sellers’ Representatives or their respective Representatives may reasonably request in connection with their review of the Closing Balance Sheet and the Closing Statement. In the event Crane fails to deliver, or cause to be delivered, to the Sellers’ Representatives within the ninety (90) day period contemplated by this Section 2.5.2 the determination of Working Capital, Cash on Hand, Indebtedness and Sellers’ Transaction Expenses and Closing Indebtedness set forth in the Estimated Closing Statement shall, at the sole option of the Sellers’ Representatives, be final, conclusive and binding on the parties for purposes of this Section 2.5.
2.5.3.    Dispute Notice. The Closing Balance Sheet and the Closing Statement (and the proposed determinations of Working Capital, Cash on Hand, Closing Indebtedness and Sellers’ Transaction Expenses reflected on the Closing Statement) will be final, conclusive and binding on the parties for purposes of this Section 2.5, unless the Sellers’ Representatives provides a written notice (a “Dispute Notice”) to Crane no later than forty-five (45) days after delivery of the Closing Balance Sheet and the Closing Statement setting forth in reasonable detail any item(s) or amount(s) on the Closing Balance Sheet and/or the Closing Statement that are disputed by the Sellers’ Representatives (each, a “Disputed Item”). Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties for purposes of this Section 2.5.
2.5.4.    Resolution of Disputes. Crane and the Sellers’ Representatives will attempt to resolve the Disputed Items in good faith during the twenty (20) day period following delivery of the Dispute Notice. During such twenty (20) day period, Crane shall provide, and shall cause the Acquired Companies to provide, the Sellers’ Representatives and their respective Representatives with access to, and the opportunity to make copies of, the work papers and other materials used or considered by Crane in the preparation of the Closing Balance Sheet and the Closing Statement, and reasonable access to personnel and Representatives of Crane and the Acquired Companies who assisted or were consulted in the preparation of the Closing Balance Sheet and the Closing Statement. Disputed Items resolved by the Sellers’ Representatives and Crane within such twenty (20) day period will be final, conclusive and binding on the parties for purposes of this Section 2.5. If Crane and the Sellers’ Representatives are unable to resolve any Disputed Items in the Dispute Notice within such twenty (20) day period, either Crane or the Sellers’ Representatives may provide written notice to the other(s) (the “Dispute Submission Notice”) that it is submitting the remaining Disputed Items for resolution to KPMG or another nationally recognized independent accounting firm chosen jointly by the Sellers’ Representatives and the Buyers (the “Independent Referee”). In the event that KPMG is unwilling or unable to act as the Independent Referee and an alternative accounting firm is not selected by mutual agreement of Crane and the Sellers’ Representatives within ten (10) days following the giving of the Dispute Submission Notice, each of Crane and the Sellers’ Representatives shall promptly select an accounting firm and promptly cause such two accounting firms to mutually select a third independent accounting firm to act as the Independent Referee. Crane and the Sellers’ Representatives will instruct the Independent Referee to render its decision within thirty (30) days (and in any event as soon as practicable) after the submission to the Independent Referee of their respective final calculations of the Disputed Items (which Crane and the Sellers’ Representatives shall submit to the Independent Referee not later than ten (10) days following the giving of the Dispute Submission Notice or, if applicable, not later than ten (10) days following the selection of an alternative independent accounting firm pursuant to the preceding sentence). Each of Crane and the Sellers’ Representatives shall, and Crane shall cause the Acquired Companies to, use reasonable best efforts to comply with all requests by the Independent Referee for access to their respective work papers, information, books, records and similar items, personnel and Representatives. Crane may require that the Independent Referee enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information relating to the Acquired Companies provided to the Independent Referee pursuant to this Section 2.5. The Independent Referee’s determination will be (a) in writing, (b) furnished to each of Crane and the Sellers’ Representatives within thirty (30) days, to the extent practicable, and in any event as promptly as practicable, after the Sellers’ Representatives’ and Crane’s respective final calculations of the Disputed Items have been submitted to the Independent Referee, (c) limited in scope to whether such final calculations of the Disputed Items were done in accordance with this Section 2.5, the Accounting Principles and the Example Calculations and/or contained mathematical errors, (d) no more favorable to the Buyers than is set forth in the Closing Statement and no more favorable to the Sellers than is proposed in the Dispute Notice and (e) absent manifest error, final, conclusive and binding on the parties for purposes of this Section 2.5. Each party will bear its own costs and expenses in connection with the resolution of such dispute by the Independent Referee. The costs and expenses of the Independent Referee will be shared by the Buyers, on the hand, and the Sellers, on the other hand, in inverse proportion to the relative amounts of the disputed amount determined to be for the account of the Buyers and the Sellers, respectively. Neither Crane nor the Sellers’ Representatives will disclose to the Independent Referee, and the Independent Referee must not consider for any purpose, any settlement discussions or settlement offer made by or on behalf of Crane or the Sellers’ Representatives, unless otherwise agreed by Crane and the Sellers’ Representatives.
2.5.5.    Post-Closing Purchase Price Adjustment. As promptly as possible, but in any event no later than the fifth (5th) Business Day following the final determination, in accordance with Section 2.5.3 and/or Section 2.5.4, of Working Capital, Cash on Hand, Closing Indebtedness and Sellers’ Transaction Expenses (respectively, the “Final Working Capital Amount”, “Final Cash on Hand Amount”, “Final Closing Indebtedness Amount” and “Final Transaction Expenses”), a Purchase Price adjustment shall be made as follows:
(a)    if the sum of the Final Working Capital Amount (whether positive or negative) plus the Final Cash on Hand Amount less the Final Closing Indebtedness Amount less the Final Transaction Expenses is less than the sum of the Estimated Working Capital Amount (whether positive or negative) plus the Estimated Cash on Hand Amount less the Estimated Closing Indebtedness Amount less the Estimated Transaction Expenses, then the Japan Net Purchase Price will be reduced by an amount equal to such shortfall multiplied by the Japan Percentage and the US Net Purchase Price will be reduced by an amount equal to such shortfall multiplied by the US Percentage, which amount shall be paid to the Buyers as directed by Crane from the Escrow Account in accordance with the terms of the Escrow Agreement by wire transfer of immediately available funds; and
(b)    if the sum of the Final Working Capital Amount (whether positive or negative) plus the Final Cash on Hand Amount less the Final Closing Indebtedness Amount less the Final Transaction Expenses is greater than the sum of the Estimated Working Capital Amount (whether positive or negative) plus the Estimated Cash on Hand Amount less the Estimated Closing Indebtedness Amount less the Estimated Transaction Expenses, then the Japan Net Purchase Price will be increased by an amount equal to such excess multiplied by the Japan Percentage and the US Net Purchase Price will be increased by an amount equal to such excess multiplied by the US Percentage, which amount will be paid as follows: (A) the product of such excess multiplied by the US Stockholder Escrow Percentage will be paid by the Buyers to the Sellers’ Representatives by wire transfer of immediately available funds, to be further distributed by the Sellers’ Representatives to the Sellers in accordance with their respective US Pro Rata Percentages, (B) the product of such excess multiplied by the Japan Stockholder Escrow Percentage will be paid by the Buyers to the Sellers’ Representatives by wire transfer of immediately available funds, to be further distributed by the Sellers’ Representatives to the Sellers in accordance with their respective Japan Pro Rata Percentages and (C) the remainder of such excess will be paid to the Acquired Companies by wire transfer of immediately available funds, to be further distributed by the Acquired Companies net of any required withholding Taxes to the holders of US Options entitled to receive payments under Section 2.4.1(d) in proportion to the amounts so received in connection with the Closing.
(c)    After resolution of the Final Working Capital Amount, Final Cash on Hand Amount, Final Closing Indebtedness Amount and Final Transaction Expenses in accordance with this Section 2.5, the Sellers’ Representatives and Crane will provide a joint written notice to the Escrow Agent in accordance with the Escrow Agreement notifying the Escrow Agent of the resolution thereof.
2.5.6.    No Double Counting. Notwithstanding anything in this Agreement to the contrary, no item shall be counted more than once in the determination of the Estimated Working Capital Amount, Final Working Capital Amount, Estimated Cash on Hand Amount, Final Cash on Hand Amount, Estimated Closing Indebtedness Amount, Final Closing Indebtedness Amount, Estimated Transaction Expenses or Final Transaction Expenses.

2.6.    Options.
2.6.1.    US Options. Each option to purchase common stock of the US Holdco (each, an “US Option”) granted under the MEI Conlux Holdings (US), Inc. 2007 Executive Incentive Plan (the “US Option Plan”) that is outstanding immediately prior to the Closing will be cancelled in exchange for a payment to the holder of such US Option of an amount in cash equal to the excess (if any) of the US Common Per Share Price over the per share exercise price of such US Option, multiplied by the number of shares of US Common Stock for which such US Option is then exercisable (the “US Option Consideration”). The US Option Consideration shall be paid to the US Option holders subject to and in accordance with the provisions of Section 2.4.1(d). Upon such payment, each US Option that is outstanding immediately prior to the Closing shall be cancelled and terminated and no payment shall be made with respect thereto (other than payment of the US Option Consideration pursuant to this Agreement).  All amounts owed to the holders of US Options under this Agreement shall be reduced by all applicable withholding Taxes.
2.6.2.    Exercise of Options Pre-Closing. In the event that any holder of US Options or Japan Options exercises such options prior to the Closing, to the extent the holder of such options is not already a party to this Agreement as a Seller, the Sellers will seek to have such holder to execute a joinder signature page to this Agreement, but if such holder does not so execute, then the Sellers will cause such joinder to be executed in accordance with Section 4.2 of the Stockholders Agreement.

3.	REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES.
Except as fairly disclosed in the Disclosure Schedules and subject to Section 11.15, the Acquired Companies, on a joint and several basis, represent and warrant to the Buyers, as of the date of this Agreement and as of the Closing Date, as follows:
3.1.    Power and Authorization. Each Acquired Company has the corporate power and authority to execute and deliver this Agreement and will have the authority to perform its obligations hereunder at the time that such performance is required. At or prior to the date of this Agreement, each Acquired Company has taken all corporate actions or proceedings required to be taken by or on the part of such Acquired Company to authorize and permit the execution and delivery by such Acquired Company of this Agreement and the instruments required to be executed and delivered by it pursuant hereto on the date hereof. At or prior to the time where the performance of an obligation hereunder is required by an Acquired Company, such Acquired Company will have taken all corporate actions or proceedings required to be taken by or on the part of such Acquired Company to authorize and permit the performance of such obligation by such Acquired Company. Prior to the Closing, each Acquired Company will have taken all corporate actions or proceedings required to be taken by or on the part of such Acquired Company to authorized and permit the consummation by such Acquired Company of the Contemplated Transactions. This Agreement has been duly executed and delivered by each Acquired Company, and assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes the legal, valid and binding obligation of such Acquired Company, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.
3.2.    Organization. Each Acquired Company and each Subsidiary of each Acquired Company is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) duly qualified to do business in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to so qualify has not had, and would not reasonably be expected to have, a Material Adverse Effect. Schedule 3.2 sets forth an accurate and complete list of each Acquired Company’s and each of its Subsidiaries’ jurisdiction of incorporation and the other jurisdictions in which it is authorized to do business, and an accurate and complete list of the current directors and officers (or equivalent positions) of each Acquired Company and each Subsidiary of an Acquired Company. The Acquired Companies have made available to the Buyers accurate and complete copies of the Organizational Documents of each Acquired Company and each Subsidiary of an Acquired Company, as in effect as of the date of this Agreement.
3.3.    Capitalization and Subsidiaries. Schedule 3.3 sets forth (i) the number of authorized shares of capital stock or other equity or ownership interests of each Acquired Company and each Subsidiary of an Acquired Company and (ii) the number of issued and outstanding shares of capital stock or other equity or ownership interests of each Acquired Company and each Subsidiary of an Acquired Company, the record and beneficial owners thereof and the number of shares held in treasury or local equivalent of each Acquired Company and of each Subsidiary of each Acquired Company, in each case as of the date of this Agreement. Schedule 3.3 further sets forth the number of issued and outstanding shares of capital stock or other equity or ownership interests of each Acquired Company and each Subsidiary of an Acquired Company, the record and beneficial owners thereof and the number of shares held in treasury or local equivalent of each Acquired Company and of each Subsidiary of each Acquired Company, in each case as of the Closing. The Sellers are, and on the Closing Date will be, the sole record holders of all issued shares of capital stock or other equity or ownership interests in the Acquired Companies, free and clear of all Liens, in the respective amounts set forth in Schedule 3.3. Other than as set forth on Schedule 3.3, no Acquired Company has any equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by an Acquired Company or which obligate any Acquired Company to grant, extend, accelerate the vesting of, change the price of, otherwise modify or amend or enter into any such option, warrant or other right or arrangement. Schedule 3.3 sets forth the number of shares of capital stock or other equity or ownership interests of each Acquired Company and each Subsidiary of an Acquired Company that are subject to such options, warrants or other rights or arrangements, the holders thereof, the exercise price therefor and the vesting terms thereof. Upon the consummation of the Closing, no current or former holder of options, warrants or other rights or arrangements will have any rights (either current or future) against any Acquired Company or any Subsidiary of an Acquired Company in respect of such securities, other than to receive the applicable portion of the Purchase Price, if any, as expressly set forth in this

Agreement. Except as set forth on Schedule 3.3, there are no outstanding (a) securities convertible or exchangeable into capital stock of an Acquired Company or (b) stock appreciation, phantom stock, profit participation or similar rights with respect to an Acquired Company. Other than the Subsidiaries of the US Holdco and Japan Holdco as set forth on Schedule 3.3, no Acquired Company owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Schedule 3.3 sets forth all of the outstanding equity interests owned by an Acquired Company or a Subsidiary of an Acquired Company and no Subsidiary of any Acquired Company has any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by any such Subsidiaries. There are no (a) securities convertible or exchangeable into capital stock of any Subsidiary of an Acquired Company or (b) stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary of an Acquired Company. All of the shares of capital stock or other equity or ownership interests of each Acquired Company and each Subsidiary of an Acquired Company are duly authorized, validly issued, fully paid, nonassessable, not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right and have been issued in compliance with all applicable Legal Requirements. Each Seller (including each Seller who is a holder of US Options, Japan Options or warrants to purchase Shares (“Warrants”)) is bound by the Stockholders Agreement (a true and correct copy (as of the date of this Agreement) of which has been delivered to the Buyers) and the Stockholders Agreement is a valid and binding agreement of the Acquired Companies, and to the Acquired Companies Knowledge, each other party thereto and is in full force and effect.
3.4.     No Violation or Approval; Consents. Except as set forth in Schedule 3.4, neither the execution and delivery of this Agreement by the Acquired Companies nor their consummation of the Contemplated Transactions will:
3.4.1.    require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, other than required filings under the HSR Act and required approvals and filings under applicable foreign antitrust and competition laws;
3.4.2.    result in a material breach, violation or termination of, or acceleration of obligations under, or default under, or require the consent of any third party under, or give rise to the imposition of a Lien (other than a Permitted Lien) on any of the material assets or properties of an Acquired Company under, any Material Contract to which an Acquired Company or any Subsidiary of an Acquired Company is subject or any other Contract in respect of which the failure to obtain consent or waiver would have or would reasonably be expected to have a Material Adverse Effect; or
3.4.3.    result in a material breach or violation of, or default under, the Organizational Documents of an Acquired Company or any Subsidiary of an Acquired Company.

3.5.    Financial Statements, Etc.
3.5.1.    Attached as Exhibit 3.5 are copies of the following financial statements (collectively, the “Financial Statements”):
(1)    the Acquired Companies and their Subsidiaries’ audited combined balance sheets as of December 31, 2010 and 2011, respectively (the most recent of which being, respectively, the “Reference Balance Sheet,” and the “Reference Balance Sheet Date”) and the related audited combined statements of income and cash flows of the Acquired Companies and their Subsidiaries for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011, respectively (the “Audited Combined Financial Statements”);
(2)    the unaudited combined balance sheet of the Acquired Companies and their Subsidiaries as of September 30, 2012 (being, respectively, the “Interim Balance Sheet,” and the “Interim Balance Sheet Date”) and the related combined statement of income and cash flows of the Acquired Companies and their Subsidiaries for such nine month period (the “Interim Combined Financial Statements” and the Audited Combined Financial Statements and the Interim Combined Financial Statements being, collectively, the "Combined Financial Statements");
(3)    the US Holdco’s and its Subsidiaries’ audited consolidated balance sheets as of December 31, 2010 and 2011, respectively, and the related audited consolidated statements of income and cash flows of the US Holdco and its Subsidiaries for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011, respectively (the “US Audited Financial Statements”);
(4)    the US Holdco’s and its Subsidiaries’ unaudited consolidated balance sheet as of September 30, 2012 and the related unaudited consolidated statement of income and cash flows of the US Holdco and its Subsidiaries for such nine month period (the “US Interim Financial Statements” and the US Audited Financial Statements and the US Interim Financial Statements being, collectively, the "US Financial Statements");
(5)    the Japan Holdco’s and its Subsidiaries’ consolidated audited balance sheets as of December 31, 2010 and 2011, respectively and the related audited consolidated statements of income and cash flows of the Japan Holdco and its Subsidiaries for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011, respectively (the “Japan Audited Financial Statements”); and

(6)    the Japan Holdco’s and its Subsidiaries’ unaudited consolidated balance sheet as of September 30, 2012 and the related unaudited consolidated statement of income and cash flows of the Japan Holdco and its Subsidiaries for such nine month period (the “Japan Interim Financial Statements” and the Japan Audited Financial Statements and the Japan Interim Financial Statements being, collectively, the "Japan Financial Statements").
3.5.2.    The Combined Financial Statements (including the notes thereto) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby.
3.5.3.    The US Financial Statements (including the notes thereto) are consistent with the books and records of the US Holdco and its Subsidiaries in all material respects and have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby.
3.5.4.    The Japan Financial Statements (including the notes thereto) are consistent with the books and records of the Japan Holdco and its Subsidiaries in all material respects and have been prepared in accordance with Japan GAAP, consistently applied throughout the periods covered thereby.
3.5.5.    Except as disclosed in Schedule 3.5, the Financial Statements present fairly in all material respects the consolidated financial condition, cash flows and results of operations of the Acquired Companies and their Subsidiaries as of the times and for the periods referred to therein and were prepared in accordance with the Accounting Principles, consistently applied (subject in the case of the Interim Combined Financial Statements, the US Interim Financial Statements and the Japan Interim Financial Statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from year-end adjustments).
3.6.    [Reserved].
3.7.    Accounts Receivable. All notes and accounts receivable reflected in the Interim Combined Financial Statements represent or will represent valid obligations arising from sales actually made or services actually performed. To the Acquired Companies’ Knowledge, as of the date of this Agreement, there is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount of validity of such note or account receivable in excess of $100,000 (in the aggregate).
3.8.    Inventories. Except as set forth on Schedule 3.8, all inventories are maintained at the facilities of the Acquired Companies and their Subsidiaries and no inventory is held on a consignment basis.
3.9.    No Undisclosed Liabilities. No Acquired Company or any Subsidiary of an Acquired Company has any material Liabilities except for (a) Liabilities accrued or expressly reserved for in line items on the Reference Balance Sheet or disclosed in the footnotes thereto,

(b) Liabilities incurred in the ordinary course of business after the date of the Reference Balance Sheet or (c) Liabilities expressly contemplated or permitted by this Agreement.
3.10.    Assets. An Acquired Company or a Subsidiary of an Acquired Company has good title to or, in the case of property held or used under lease, license or any other contract, an enforceable right to use, all of the material tangible properties, rights and assets reflected on the Reference Balance Sheet (collectively, the “Assets”), except (a) to the extent the enforceability of any such leases, licenses or other contracts may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity) and (b) for Assets that have been sold or otherwise disposed of since the Reference Balance Sheet Date in the ordinary course of business. The Assets are not subject to any Liens other than Permitted Liens and the Liens described on Schedule 3.10. This Section 3.10 does not relate to real property or interests in real property, such items being instead the subject of Section 3.13, or to Intellectual Property or interests in Intellectual Property, such items being instead the subject of Section 3.16.
3.11.    Ordinary Course of Business; No Material Adverse Effect. Between the Reference Balance Sheet Date and the date hereof: (a) except as set forth on Schedule 3.11, the Acquired Companies and their Subsidiaries have operated in all material respects in the ordinary course of business; and (b) no Material Adverse Effect has occurred. Without limiting the generality of the foregoing, since the Reference Balance Sheet Date, there has not been with respect to any Acquired Company or any Subsidiary of an Acquired Company any:
3.11.1.    declaration, setting aside or payment of any non-cash dividend or other non-cash distribution in respect of its capital stock (other than a non-cash dividend or distribution made by a Subsidiary of an Acquired Company to another Subsidiary of such Acquired Company or to such Acquired Company);
3.11.2.    sale, lease, pledge or other disposition of, or Lien on, any of its properties or assets, other than (i) sales of inventory in the ordinary course of business, (ii) any lease, pledge or other disposition in the ordinary course of business and (iii) Permitted Liens;
3.11.3.    acquisition (i) by merger or consolidation with, or by purchase of all or a substantial portion of the assets or any stock of, or by any other manner, any business or Person or (ii) of any properties or assets that are material to any Acquired Company or any Subsidiary of an Acquired Company individually or in the aggregate, except purchases of inventory in the ordinary course of business;
3.11.4.    change in accounting principles, methods or practices or investment practices, including any changes as were necessary to conform with GAAP or Japan GAAP;
3.11.5.    material change in payment or processing practices or policies regarding intercompany transactions;

3.11.6.    material acceleration or delay in the payment of accounts payable or other liabilities or in the collection of notes or accounts receivable;
3.11.7.    making or rescission of any material Tax election, settlement or compromise of any material Tax liability or material amendment of any income or other material Tax Return; or
3.11.8.    agreement by any Acquired Company or any Subsidiary of an Acquired Company, whether in writing or otherwise, to do any of the foregoing.
3.12.    Taxes.
3.12.1.    Except as set forth on Schedule 3.12.1, (i) each Acquired Company and its respective Subsidiaries have timely filed, or has caused to be timely filed on their behalf, all income and other material Tax Returns required to be filed by it and all such Tax Returns were true, correct and complete in all material respects, and (ii) all income and other material Taxes due and payable by the Acquired Companies and their Subsidiaries (whether or not shown as due and owing on a Tax Return) have been timely paid to the appropriate Governmental Authority.
3.12.2.    There are no Liens for Taxes on any of the Assets except for Permitted Liens.
3.12.3.    As of the date of this Agreement, (i) no Acquired Company or any of its Subsidiaries has received written notice of any audit with respect to any material Taxes relating to the Assets, any Acquired Company or any Subsidiary that has not been closed or settled and (ii) there are no unpaid assessments for material Taxes against an Acquired Company or any of its Subsidiaries, or with respect to any of the Assets.
3.12.4.    Except as set forth on Schedule 3.12.4, no Acquired Company or any of its Subsidiaries has entered into with, requested in writing or received from any Governmental Authority (i) any agreement, waiver or other document extending or having the effect of extending or waiving the period for assessments or collection of any Taxes for which such Person would be liable (except for ordinary course extensions of time within which to file Tax Returns) or (ii) any closing agreement pursuant to Code Section 7121 (or any similar provision of state, local or foreign law), or (iii) any private letter ruling.
3.12.5.    Except as set forth on Schedule 3.12.5, since June 20, 2006 through the date of this Agreement, all material Taxes required to be withheld or collected by the Acquired Companies and their Subsidiaries have been withheld and collected and, to the extent required by law, timely paid to the appropriate Governmental Authority.
3.12.6.    The US Holdco and its Subsidiaries are not, and have not been a party to, any “listed transaction” or “loss transactions” within the meaning of Treasury Regulations Section 1.6011-4(b).

3.12.7.    None of the Acquired Companies or its Subsidiaries (i) is or has been since June 20, 2006, a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local law), other than a group of which the US Holdco or the Japan Holdco, as applicable, is the common parent or (ii) has any liability for Taxes of any other Person (other than the Acquired Companies and their Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local law) as a transferee or successor, by Contract or otherwise.
3.12.8.    Except as set forth on Schedule 3.12.8, each Subsidiary of the US Holdco that is a foreign entity has properly and validly elected, or has had a proper and valid election made on its behalf, to be treated as a disregarded entity for U.S. federal income Tax purposes.
3.12.9.    None of the Acquired Companies or their Subsidiaries is a party to or bound by any Tax sharing agreement, Tax indemnity agreement or similar Contract primarily relating to Taxes (except for any such agreement or Contract solely among the Acquired Companies).
3.12.10.    In the past two years, none of the US Holdco nor its Subsidiaries has been a distributing corporation within the meaning of section 355 of the Code.
3.12.11.    As of the date of this Agreement, all Tax deficiencies that have been claimed, proposed or asserted in writing against the Acquired Companies and their Subsidiaries have been fully paid or finally settled.
3.12.12.    No claim has been made in writing since June 20, 2006, by any Governmental Authority in a jurisdiction where the Acquired Companies or their Subsidiaries do not file a Tax Return that they are or may be subject to taxation by that jurisdiction.
3.13.    Real Estate.
3.13.1.    Owned Premises.
(a)    Except as set forth on Schedule 3.13.1, no Acquired Company or any of its Subsidiaries owns any real property.
(b)    An Acquired Company or a Subsidiary of an Acquired Company has marketable fee simple title in and to the real property set forth on Schedule 3.13.1 (the “Owned Premises”), free and clear of any Liens, except for Permitted Liens. Schedule 3.13.1 sets forth a correct list of addresses for the Owned Premises.
3.13.2.    Leases. The real property demised by the leases described on Schedule 3.13.2 (the “Leased Real Property”) constitutes all of the real property leased by the Acquired Companies and their Subsidiaries as of the date of this Agreement. Schedule 3.13.2 accurately sets forth for each Leased Real Property: (i) the street address of the subject Leased Real Property, (ii) the date of the lease, sublease or other occupancy right, (iii) the name of the parties thereto and (iv) each amendment thereto. Except as set forth on Schedule 3.13.2, as of the date of this Agreement, the Leased Real Property leases are in full force and effect, and an Acquired Company or a Subsidiary of an Acquired Company holds a valid and existing leasehold interest under each such lease, subject to proper authorization and execution of such lease by each other party thereto and the application of any bankruptcy or creditor’s rights laws. The Acquired Companies have delivered or made available to Crane copies of each of the leases described on Schedule 3.13.2, and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to the Buyers. No Acquired Company or any of its Subsidiaries is in default in any material respect under any of such leases, and to the Acquired Companies Knowledge and as of the date of this Agreement, no counterparty to any such lease is in default thereunder in any material respect. With respect to each such lease, as of the date of this Agreement, no Acquired Company or any of its Subsidiaries has exercised or given any notice of exercise of, nor has any lessor or landlord exercised or given any notice of exercise by such party of, any option, right of first offer or right of first refusal contained in any such lease to purchase the applicable Leased Real Property. Each lease of the Leased Real Property grants the tenant under the lease the exclusive right to use and occupy the demised premises thereunder.
3.13.3.    As of the date of this Agreement, neither Acquired Company nor any of its Subsidiaries has received any written notice of any contractual or legal restrictions that preclude or restrict in any material adverse respect the ability of any Acquired Company or any Subsidiary of an Acquired Company to use the Owned Real Property or Leased Real Property for the purposes for which it is being used as of the date of this Agreement.
3.13.4.    As of the date of this Agreement (i) none of the Acquired Companies or their Subsidiaries has leased, subleased, licensed or otherwise granted to any third party the right to use or occupy any portion of the Owned Real Property or Leased Real Property, and (ii) none of the Acquired Companies or their Subsidiaries has received written notice of any outstanding claim of any Person challenging the right of an Acquired Company or any Subsidiary of an Acquired Company to use or occupy any portion of the Owned Real Property or Leased Real Property. There are no Contracts outstanding as of the date of this Agreement for the sale or assignment of any of the Owned Real Property or the tenant’s interest under any lease for Leased Real Property, or any portion thereof.
3.13.5.    None of the Acquired Companies or any of its respective Subsidiaries has, as of the date of this Agreement, received any written notice of: (i) any uncured material violation of applicable Legal Requirement with respect to the buildings, structures, fixtures and other improvements included in the Owned Real Property or Leased Real Property (collectively, the “Improvements”), including those pertaining to health and safety, land use, building and construction requirements and the disabled, (ii) any uncured material encroachment by the Improvements or any part thereof on any real property not included in the Owned Real Property or Leased Real Property, or (iii) any

threatened eminent domain or other proceeding that would result in the taking of all or any material part of any Owned Real Property or leasehold interest in any Leased Real Property or that would prevent or hinder in any material respect the continued use and enjoyment of any Owned Real Property or Leased Real Property as heretofore used in the conduct of the Business.
3.14.    Operations in Conformity with Laws.
3.14.1.    Except as set forth on Schedule 3.14, (a) the Acquired Companies and their Subsidiaries possess all material licenses and permits of Governmental Authorities required to own, lease and operate their respective properties and assets and to carry on their respective business as it is now being conducted (collectively, the “Permits”) and (b) as of the date of this Agreement, there is no proceeding by or before any Governmental Authority pending or, to the Acquired Companies Knowledge, threatened in writing regarding the revocation of any such Permit or a declaration of any such Permit as invalid; provided that this Section 3.14 does not apply with respect to Permits required under Environmental Laws, which are governed by Section 3.17. Each of the Acquired Companies and its Subsidiaries is in material compliance with the Permits applicable to it or by or to which any of its properties or assets is bound or subject. Schedule 3.14.1 sets forth an accurate and complete list of the Permits as of the date of the Agreement.
3.14.2.    Except as set forth on Schedule 3.14 each Acquired Company and each Subsidiary of an Acquired Company is in material compliance, and has since December 1, 2009 complied in all material respects, with all Legal Requirements applicable to it or by or to which any of its properties or assets is bound or subject and, as of the date of this Agreement, no Acquired Company or any of its Subsidiaries has received any written notice alleging non-compliance (other than (x) ERISA and other applicable Legal Requirements regarding employee benefit matters, which are governed by Section 3.15, (y) Environmental Laws, which are governed by Section 3.17 and (z) Tax Legal Requirements, which are governed by Section 3.12).
3.14.3.    Schedule 3.14 sets forth an accurate and complete list of all material Governmental Orders to which any Acquired Company or any Subsidiary of an Acquired Company, or any of the properties or assets owned or used by any Acquired Company or any Subsidiary of an Acquired Company, is subject as of the date of this Agreement.
3.14.4.    Except as set forth on Schedule 3.14, none of the Acquired Companies of any of their Subsidiaries, nor any of their respective Affiliates, directors, officers, employees, consultants, agents or other Representatives (nor any Person acting on behalf of any of the foregoing) has directly, or indirectly through a third-party intermediary, paid, offered, given, promised to pay, or authorized the payment of any money or anything of value (including any gift, sample, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) in violation of any Legal Requirement to (i) any officer or employee of a Governmental Authority, (ii) any Person acting for or on behalf of any Governmental Authority, (iii) any political party or official thereof, (iv) any candidate for political office or (v) any other Person at the suggestion, request, direction or for the benefit of any of the above-described Persons, in each case to obtain or retain business or secure any improper advantage.
3.14.5.    Except as set forth on Schedule 3.14, none of the Acquired Companies or any of their Subsidiaries, nor any of their respective Affiliates, directors, officers, employees, consultants, agents or other Representatives has violated or is in violation of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), the UK Bribery Act of 2010 or any other applicable Law of similar effect, including Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
3.14.6.    The Acquired Companies and their Subsidiaries maintain a system of internal accounting controls, internal controls over financial reporting and disclosure controls and procedures designed to provide reasonable assurance that (i) books, records and accounts accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the Acquired Companies’ and their Subsidiaries' assets, (ii) the integrity of their financial statements is maintained and (iii) access to assets is permitted only in accordance with management’s general or specific authorizations; provided, that it is acknowledged by the parties hereto that, as private companies, the Acquired Companies do not, and are not currently obligated to, comply with as stringent of Legal Requirements as Crane with respect to internal controls over financial reporting and with respect to internal accounting controls.
3.14.7.    Except as set forth on Schedule 3.14, none of the Acquired Companies or any of their Subsidiaries, nor any Person acting on behalf of any Acquired Company, has, directly, or indirectly through a third-party intermediary, entered into any Contract that remains in effect and that contains provisions reflecting participation in or cooperation with the Arab League boycott of Israel.
3.14.8.    Except as set forth on Schedule 3.14, none of the Acquired Companies or any of their Subsidiaries has at any time since January 1, 2007 engaged in the sale, purchase, import, export, re-export or transfer of products or services, either directly or indirectly, to or from Burma, Cuba, Iran, North Korea, Sudan or Syria (the “Certain Nations”) or been a party to or beneficiary of, or had any interest in, any franchise, license, management or other Contract with any Person, either public or private, in the Certain Nations or been a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial dealings, with any Person, either public or private, in the Certain Nations.
3.14.9.    Except as set forth on Schedule 3.14, since January 1, 2007, all exports, re-exports, sales or transfers of products or services of any Acquired Company or any Subsidiary of any Acquired Company have been effected in accordance with all applicable Legal Requirements, including anti-corruption, customs, export control, trade sanctions, anti-terrorism and anti-boycott laws of the United States or any other relevant jurisdiction.

3.14.10.    Except as set forth on Schedule 3.14, since January 1, 2007 through the date of this Agreement, (i) none of the Acquired Companies or any of their Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under any applicable Legal Requirements and (ii) to the Acquired Companies Knowledge, no Governmental Authority has initiated, or threatened in writing to initiate, an Action against any Acquired Company or any Subsidiary of an Acquired Company or any of their respective directors, officers, consultants, employees, agents or other Representatives asserting that any Acquired Company or any Subsidiary of an Acquired Company is not in compliance with any export or import Laws or the FCPA or any other applicable Legal Requirement of similar effect.
3.15.    Benefit Plans.
3.15.1.    Acquired Company Plans. For purposes of this Agreement, an “Acquired Company Plan” shall mean each Employee Plan that is maintained by an Acquired Company or any of its Subsidiaries or to which an Acquired Company or any of its Subsidiaries contributes or is required to contribute or that benefit any employee or former employee of an Acquired Company or any of its Subsidiaries. Schedule 3.15 sets forth a list of each material Acquired Company Plan existing as of the date of this Agreement. The Acquired Companies have made available to the Buyers an accurate and complete copy of (i) each writing that sets forth the terms of each Acquired Company Plan, including plan documents, plan amendments, any related trusts and all summary plan descriptions, (ii) all insurance policies purchased by or to provide benefits under any Acquired Company Plan, (iii) the Form 5500 filed in each of the most recent plan years with respect to each Acquired Company Plan, including all schedules thereto, financial statements and the opinions of independent accountants, (iv) the two most recent actuarial valuation reports and financial statements disclosing liability (if any) for each Acquired Company Plan, and (v) material correspondence with any Governmental Authority with respect to any Acquired Company Plan.

3.15.2.    Plan Qualification; Plan Administration. Each Acquired Company Plan has been maintained and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Legal Requirements. Each Acquired Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service to such effect and, to the Acquired Companies Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Acquired Company Plan. Each Non-US Acquired Company Plan that is intended to qualify for tax-preferential treatment under applicable Legal Requirements so qualifies and has received, where required, approval from the applicable Governmental Authority that it is so qualified and, to the Acquired Companies Knowledge, no event has occurred or circumstance exists that would be reasonable likely to give rise to disqualification or loss of tax-preferential treatment.
3.15.3.    All Contributions and Premiums Paid. All material required contributions, assessments and premium payments on account of each Acquired Company Plan have been timely paid by the applicable due date.
3.15.4.    Claims. With respect to each Acquired Company Plan, there are no material existing (or, to the Acquired Companies Knowledge, threatened) Actions involving the Acquired Company or any of its Subsidiaries or any Acquired Company Plan.
3.15.5.    No Liability. No Acquired Company Plan is subject to Title IV of ERISA. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any liability under (a) Title IV of ERISA, (b) Sections 302 or 406 of ERISA and (c) Sections 412, 4971 or 4975 of the Code, in each case, that would be a material liability of an Acquired Company or any of its Subsidiaries following the Closing, in each case, that would be a material liability of an Acquired Company or any of its Subsidiaries following the Closing.
3.15.6.    Retiree Benefits; Certain Welfare Plans. Except as set forth on Schedule 3.15 or as required under Section 601 et seq. of ERISA or Section 4980B of the Code or other similar Legal Requirement, no Acquired Company Plan that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment.
3.15.7.    All outstanding US Options were granted under the US Option Plan.
3.15.8.    Acceleration of Payments. The consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not cause accelerated vesting, payment or delivery of, or increase the amount or value of any material payment or benefit under or in connection with any Acquired Company Plan. No Acquired Company or any of its Subsidiaries has made or has become obligated to make, and no Acquired Company or any of its Subsidiaries will as a result of the consummation of the transactions contemplated by this Agreement become obligated to make, any payments that would be nondeductible by reason of

Section 280G of the Code (without regard to subsection (b)(4) thereof), nor will any Acquired Company or any of its Subsidiaries be required to “gross up” or otherwise compensate any individual because of the imposition of any excise Tax under Sections 409A or 4999 of the Code on such a payment to the individual.
3.15.9.    The actuarial report for each Acquired Company Plan fairly presents the financial condition of each such Acquired Company Plan, as of the date set forth in such report and subject to the assumptions set forth in such report, in accordance with applicable accounting and valuation requirements.
3.16.    Intellectual Property.
3.16.1.    The Acquired Companies and their Subsidiaries own, license or otherwise have the right to use the Intellectual Property Rights used in the conduct of the business of the Acquired Companies and their respective Subsidiaries (collectively, the “Acquired Companies IP Rights”). Except as would not cause a Material Adverse Effect, the Acquired Companies IP Rights constitute all of the Intellectual Property Rights material to the conduct of the business of the Acquired Companies and their respective Subsidiaries as conducted as of the date of this Agreement.
3.16.2.    Schedule 3.16.2 sets forth an accurate and complete list of patents, patent applications, and registrations and applications for registration of trademarks, service marks, and copyrights owned by an Acquired Company and any of its Subsidiaries as of the date of this Agreement (or date filed) (collectively, the “Acquired Companies Registered IP”). An Acquired Company or a Subsidiary of an Acquired Company owns the Acquired Companies Registered IP free and clear of all Liens, except for Permitted Liens.
3.16.3.    Except in the ordinary course of business and as would not cause a Material Adverse Effect, with regard to Acquired Companies IP Rights that are purported to be owned by an Acquired Company, no Acquired Company or any Subsidiary of an Acquired Company has transferred ownership of, or granted an exclusive license of or exclusive right to use any Acquired Companies IP Rights to any other Person. Schedule 3.16.3 identifies all Contracts in effect as of the date of this Agreement under which any Acquired Company or any Subsidiary of an Acquired Company has, as of the date of this Agreement, licensed or otherwise granted rights in any of the Acquired Companies IP Rights to any Person, excluding commercial agreements entered into in the ordinary course of business that are not material to the business of the Acquired Companies and involve annual payments of less than $50,000. The Acquired Companies have made available to the Buyers an accurate and complete copy of each such Contract. Each Contract set forth on Schedule 3.16.3 is a valid and binding agreement of an Acquired Company or a Subsidiary of an Acquired Company and, as of the date of this Agreement, is in full force and effect; no Acquired Company or its respective Subsidiaries and, to the Acquired Companies Knowledge and as of the date of this Agreement, no other party is in material default under, or in material breach or violation of, any such Contract; and, to the Acquired Companies Knowledge and as of the date of this Agreement, no event has occurred on or prior to the date hereof that

(with or without notice, lapse of time or both) would constitute a material default by an Acquired Company or any of its respective Subsidiaries under any such Contract.
3.16.4.    As of the date of this Agreement, no Acquired Company, or any Subsidiary of any Acquired Company, is party to any Contract licensing or sublicensing Intellectual Property Rights from a third party to an Acquired Company or Subsidiary of an Acquired Company that are material to the business of the Acquired Companies or involve annual payments by the Acquired Companies in excess of $50,000 and exclusive of licenses for information technology entered into in the ordinary course of business (the “Material Third Party Intellectual Property Contracts”).
3.16.5.    All Acquired Companies Registered IP is valid and subsisting under applicable Legal Requirement, except for those items of Acquired Companies Registered IP that an Acquired Company has chosen to abandon in the ordinary course of business.
3.16.6.    Except as would not cause a Material Adverse Effect, the conduct of the businesses of the Acquired Companies does not infringe or misappropriate any other Person’s Intellectual Property Rights or constitute unfair competition or trade practices under any Legal Requirement. Except as set forth in Schedule 3.16.6, since January 1, 2010 through the date of this Agreement, no Acquired Company has received notice of any pending or threatened Proceeding or any allegation or claim in which any Person alleges that any Acquired Company, its business or the Acquired Companies IP Rights has violated any Person’s Intellectual Property Rights and there are no pending disputes between any Acquired Company and, as of the date of this Agreement, any other Person relating to the Acquired Companies IP Rights.
3.16.7.    Each of the Acquired Companies have taken reasonable steps consistent with the practices of their industry to protect and maintain confidential and trade secret information. Such efforts have included the adoption of policies calling for each employee and contractor who has received trade secret or proprietary confidential information from an Acquired Company to enter into a written agreement protecting such information or to be subject to a binding policy preventing the unauthorized use or disclosure of such information.
3.16.8.    The Acquired Company and each Subsidiary of an Acquired Company has taken reasonable steps consistent with the practices of their industry to assure that all software and data residing on its computer networks or licensed or otherwise distributed to customers is free of viruses and other disruptive technological means. To the Acquired Companies’ Knowledge, none of the computer software developed by an Acquired Company contains any computer code or other mechanism of any kind designed to improperly and illegally disrupt, disable or harm in any manner the operation of any software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or personal information, including worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command.
3.16.9.    Except as would not cause a Material Adverse Effect, to the Acquired Companies Knowledge, no third Person is currently infringing any Acquired Company IP Rights in any material respect.
3.16.10.    This Section 3.16 contains the sole and exclusive representations and warranties of the Acquired Companies with respect to Intellectual Property Rights matters.
3.17.    Environmental Matters. Except as set forth on Schedule 3.17, (a) each Acquired Company and its Subsidiaries is, and since December 1, 2009 has been, in compliance in all material respects with all Environmental Laws applicable to it (b) each Acquired Company and its Subsidiaries has all material permits, authorizations and approvals required under applicable Environmental Laws, and is in material compliance with the respective requirements of such permits, authorizations and approvals, (c) as of the date of this Agreement, there is not now pending or, to the Acquired Companies Knowledge, threatened in writing, any Action against an Acquired Company or any of its Subsidiaries in connection with any past or present noncompliance with such Environmental Laws, including any Action related to a shipment of hazardous wastes to facilities owned or operated by third parties and (d) there have been no material releases of Hazardous Substances on or from any real property currently owned, leased or operated by an Acquired Company or any of its Subsidiaries or, to the Acquired Companies Knowledge, on or from any real property formerly owned, leased or operated by an Acquired Company or any of its Subsidiaries. The Acquired Companies have made available to the Buyers accurate and complete copies of, all environmental reports, investigations and audits possessed or initiated by any Acquired Company or Subsidiary of an Acquired Company that were obtained from, or conducted by or on behalf of any Acquired Company or Subsidiary of an Acquired Company, any Governmental Authority or any other third party during the past five years and relating to properties and facilities currently or previously owned, leased, operated or controlled by any Acquired Company or Subsidiary of an Acquired Company. This Section 3.17 contains the sole and exclusive representations and warranties of the Acquired Companies with respect to environmental matters, including any matters arising under Environmental Laws.
3.18.    Material Contracts.
3.18.1.    Schedule 3.18 sets forth an accurate and complete list of all Contracts of the types described below that are in effect on the date of this Agreement (each, a “Material Contract”):
(a)    all employment or consulting agreements of an Acquired Company or any of its respective Subsidiaries with an employee or consultant that is a natural person providing for fixed compensation in excess of $200,000 per annum;

(b)    all Contracts (other than purchase orders entered into in the ordinary course of business) or options to sell or lease (as lessor) any property or asset of an Acquired Company or any of its respective Subsidiaries requiring payments in excess of $250,000 per annum or over $1,250,000 over the term of such Contract;
(c)    all Contracts (other than purchase orders entered into in the ordinary course of business) pursuant to which an Acquired Company or any of its respective Subsidiaries has agreed to acquire or lease any property or asset requiring payments in excess of $250,000 per annum or over $1,250,000 over the term of such Contract;
(d)    all employment-related Contracts, plans or programs (other than the US Option Plan and Japan Option Plan) pursuant to which a material payment to any Person will be required upon a change of control of an Acquired Company;
(e)    all Contracts pursuant to which an Acquired Company or any of its respective Subsidiaries has an existing obligation to pay, or pursuant to which it may be required to pay, any amounts in excess of $250,000 in respect of indemnification obligations, purchase price adjustment or otherwise, in connection with any merger, consolidation or other business combination or any acquisition or disposition of a business;
(f)    all partnership or joint venture agreements to which an Acquired Company or any of its respective Subsidiaries is party;
(g)    all Contracts that contain a covenant by an Acquired Company or any of its respective Subsidiaries not to compete (geographically or otherwise) in any line of business with any Person;
(h)    all Contracts granting any exclusive rights to make, sell or distribute any products of any Acquired Company or Subsidiary of any Acquired Company, granting any “most favored nation” or similar rights or otherwise prohibiting or limiting the right of any Acquired Company or Subsidiary of any Acquired Company to make, sell or distribute any products or services;
(i)    all collective bargaining agreements to which an Acquired Company or any of its respective Subsidiaries are party;
(j)    all factoring Contracts and securitization arrangements to which an Acquired Company or any of its respective Subsidiaries are party;
(k)    all Contracts in respect of forward transactions, futures, options, swaps, hedging arrangements or other derivatives to which an Acquired Company or any of its respective Subsidiaries are party; and

(l)    any other Contract (other than purchase orders (including purchase orders related to capital expenditures) entered into in the ordinary course of business and other than those of a subject matter referred to in Section 3.18.1(a)-(k) above) the performance of which requires payments by or to an Acquired Company or any of its respective Subsidiaries of consideration in excess of $250,000 per annum and which cannot be canceled by notice of 90 days or fewer.
3.18.2.    The Acquired Companies have heretofore made available to the Buyers a true and complete copy of each Material Contract. Except as set forth on Schedule 3.18 hereto, (a) each Material Contract is a valid and binding agreement of an Acquired Company or a Subsidiary of an Acquired Company and, as of the date of this Agreement, is in full force and effect, (b) no Acquired Company or its respective Subsidiaries and, to the Acquired Companies Knowledge and as of the date of this Agreement, no other party is in material default under, or in material breach or violation of, any Material Contract and (c) as of the date of this Agreement and to the Acquired Companies Knowledge, no event has occurred on or prior to the date hereof that (with or without notice, lapse of time or both) would constitute a material default by an Acquired Company or any of its respective Subsidiaries under any Material Contract.
3.19.    Transactions with Affiliates. Except as set forth on Schedule 3.19, no Seller is, and no officer or director of an Acquired Company or a Subsidiary of an Acquired Company or any individual in such officer’s or director’s immediate family, is a party to any agreement, arrangement, contract or other commitment to which an Acquired Company or a Subsidiary of an Acquired Company is a party or by or to which any of their respective properties or assets is bound or subject, other than any of the foregoing entered into in the ordinary course of business, on commercially reasonable terms established on an arm’s-length basis (other than compensatory arrangements between an Acquired Company or a Subsidiary of an Acquired Company, on the one hand, and officers and directors of such Acquired Company or any of its respective Subsidiaries, on the other hand, and the Acquired Company Plans).
3.20.    Litigation. Except as set forth on Schedule 3.20, as of the date of this Agreement, there is no Action pending or, to the Acquired Companies Knowledge, threatened in writing by or against an Acquired Company or any of its respective Subsidiaries that, if determined adversely to such Acquired Company or any of its respective Subsidiaries, would reasonably be expected to require a payment in excess of $250,000 or otherwise have a Material Adverse Effect, and no Acquired Company or any of its respective Subsidiaries is subject to any outstanding Governmental Order. Schedule 3.20 also lists all settlement agreements that have been entered into since January 1, 2009, through the date of this Agreement to which an Acquired Company or any Subsidiary of any Acquired Company is a party and that relate to material Actions (other than releases immaterial in nature or entered into with former employees or independent contractors of any Acquired Company or Subsidiary of an Acquired Company in the ordinary course of business in connection with routine cessation of such employee’s or independent contractor’s employment with or retention by any Acquired Company or Subsidiary of an Acquired Company).

3.21.    Insurance. Schedule 3.21 sets forth all material policies or binders of insurance covering the operations of an Acquired Company and its respective Subsidiaries as of the date of this Agreement. The Acquired Companies have made available to Crane true and accurate copies of all such policies or binders. To the Acquired Companies Knowledge, and as of the date of this Agreement, no Acquired Company or any of its respective Subsidiaries has received written notice of a default with respect to its obligations under, or notice of cancellation or nonrenewal of, any of such policies. All premiums due and payable under such policies have been paid and each Acquired Company and Subsidiary thereof is otherwise in compliance in all material respects with the terms thereof. Schedule 3.21 further sets forth an accurate and complete list of all material claims asserted by any Acquired Company or Subsidiary thereof pursuant to any such certificate of insurance, binder or policy since December 1, 2007 through the date of this Agreement, and describes the nature and status of the claims. As of the date of the Agreement, there are no outstanding claims which have been denied or disputed by the insurer.
3.22.    Labor Matters.
3.22.1.    Except as disclosed on Schedule 3.22, as of the date of this Agreement, there is no work slowdown, lockout, stoppage, picketing or strike pending, or to the Acquired Companies Knowledge, threatened between an Acquired Company or any of its respective Subsidiaries, on the one hand, and its employees, on the other hand, and there has been no such event since January 1, 2010 through the date of this Agreement.
3.22.2.    Except as disclosed on Schedule 3.22, as of the date of this Agreement, (i) no employee of an Acquired Company or any of its respective Subsidiaries is represented by a labor union and no Acquired Company or any of its respective Subsidiaries is party to or bound by any collective bargaining, works council, employee representative or other Contract with any labor union, works council, employee committee or representative of any employee group, nor is any such Contract being negotiated by any Acquired Company or any Subsidiary of an Acquired Company and (ii) there is no union, works council, employee committee or representative or other labor organization, which, pursuant to applicable Legal Requirements, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.
3.23.    Customers and Suppliers. As of the date hereof, Schedule 3.23 sets forth an accurate and complete list (except that customer names are redacted) of the 20 largest customers and 10 largest suppliers (measured in each case by dollar volume of purchases or sales during the most recently completed fiscal year) of the Acquired Companies and their Subsidiaries, in the aggregate, and the dollar amount of purchases or sales which each listed customer or supplier represented during such fiscal year. As of the date of this Agreement, no Acquired Company or Subsidiary of any Acquired Company has received any written notice that any such customer or supplier (A) has ceased, or will cease, to use the products of, or supply products to, any Acquired Company or any Subsidiary of an Acquired Company or (B) has substantially reduced, or will substantially reduce, the use of products, or the supply of products to, of any Acquired Company or any Subsidiary of an Acquired Company. Except as

set forth on Schedule 3.23, no guaranty, warranty, right of return and right of credit that legally bind any Acquired Company or any Subsidiary of an Acquired Company in connection with any products sold to the customers set forth on Schedule 3.23 by any Acquired Company or any Subsidiary of an Acquired Company has a duration of longer than 5 years from the date of sale.
3.24.    [Reserved].
3.25.    Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of an Acquired Company other than fees (if any) that will (a) be paid as contemplated by Section 2.4.1(b) or (b) otherwise be paid by the Sellers and for which the Buyers and (after the Closing) the Acquired Companies will have no responsibility to pay.
3.26.    Indebtedness; Guarantees. Schedule 3.26 correctly sets forth all Indebtedness of the Acquired Companies and its Subsidiaries as of the date hereof (other than intercompany Indebtedness between an Acquired Company and its respective Subsidiaries or between Subsidiaries of an Acquired Company), and for each item of Indebtedness set forth thereon, identifies the debtor, the principal amount as of the date of this Agreement, the creditor (or agent, in the case of Indebtedness that is syndicated) and the maturity date. Complete and accurate copies of the Contracts relating to such Indebtedness have been made available by the Acquired Companies to the Buyers. Except as set forth on Schedule 3.26, no Acquired Company or any of its Subsidiaries has any liability in respect of a guarantee of the Indebtedness of any other Person other than a Subsidiary of such Acquired Company.
3.27.    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS SET FORTH IN ARTICLE 3 OF THIS AGREEMENT, THE ACQUIRED COMPANIES DO NOT MAKE AND HAVE NOT MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. THE ACQUIRED COMPANIES EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE BUYERS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF ITS AND ITS SUBSIDIARIES’ BUSINESSES OR ASSETS. OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 3, EACH ACQUIRED COMPANY SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ITS AND ITS RESPECTIVE SUBSIDIARIES’ ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE, SUBJECT TO THE REPRESENTATIONS SET FORTH IN THIS ARTICLE III, BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND THE BUYERS SHALL RELY SOLELY ON THEIR OWN EXAMINATION AND

INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES AND THE SELLERS SET FORTH IN THIS AGREEMENT.

4.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS.
Each Seller represents and warrants to the Buyers as follows solely as to itself, himself or herself:
4.1.    Organization, Power and Standing. To the extent such Seller is not a natural person, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and such Seller has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions.
4.2.    Authorization. This Agreement has been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against such Seller in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.
4.3.    No Violation or Approval; Consents. Except as set forth in Schedule 4.3, neither the execution and delivery by such Seller of this Agreement nor the consummation by such Seller of the Contemplated Transactions will:
4.3.1.    require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, other than required filings under the HSR Act and required approvals and filings under applicable foreign antitrust and competition laws and other than consents, waivers, approvals, orders, authorizations or filings that, if not obtained or made, would not reasonably be expected to prevent or materially impair or materially delay the ability of such Seller to consummate the Contemplated Transactions;
4.3.2.    result in a breach, violation or termination of, or acceleration of obligations under, or default under, or require the consent of any third party under, or give rise to the imposition of a Lien (other than a Permitted Lien) on the Shares owned by such Seller under, any Contract to which such Seller is party or Governmental Order to which such Seller is subject, except for such breaches, violations, terminations, accelerations, defaults, consents or Liens as would not reasonably be expected to prevent or materially impair or materially delay the ability of such Seller to consummate the Contemplated Transactions; or
4.3.3.    to the extent that such Seller is not a natural person, result in a breach or violation of, or default under, the Organizational Documents of such Seller.

4.4.    Brokers. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller.
4.5.    Title to Shares. As of the date of this Agreement, such Seller is the record owner of and has good and valid title to the Shares or warrants set forth on Schedule 3.3. As of the Closing Date, such Seller will be the owner of the Shares set forth on Schedule 3.3. On the Closing Date, such Seller will transfer to the applicable Buyer (as specified in Section 2.1) good title to the Shares contemplated to be sold by such Seller hereunder (as set forth in Schedule 3.3) free and clear of all Liens except as are imposed by applicable securities laws or created by the Buyer.
4.6.    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS SET FORTH IN ARTICLE 4 OF THIS AGREEMENT, NO SELLER MAKES AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. EACH SELLER EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIONS OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

5.	REPRESENTATIONS AND WARRANTIES RELATING TO THE BUYERS.
The Buyers represent and warrant, on a joint and several basis, to each Seller and each Acquired Company as follows:
5.1.    Organization. Each Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
5.2.    Authorization. Each Buyer has the power and authority to execute and deliver this Agreement and to perform its obligations thereunder. Each Buyer has taken all actions or proceedings required to be taken by or on the part of such Buyer to authorize and permit the execution and delivery by such Buyer of this Agreement, the Escrow Agreement and the instruments required to be executed and delivered by it pursuant hereto and the performance by such Buyer of its obligations hereunder and the consummation by such Buyer of the Contemplated Transactions. This Agreement has been duly executed and delivered by each Buyer, and assuming the due authorization, execution and delivery each of the other parties hereto or thereto, constitutes the legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

5.3.    No Violation or Approval; Consents. Neither the execution and delivery by the Buyers of this Agreement nor the consummation by the Buyers of the Contemplated Transactions will:
5.3.1.    require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, other than required filings under the HSR Act and required approvals and filings under applicable foreign antitrust and competition laws and other than consents, waivers, approvals, orders, authorizations or filings that, if not obtained or made, would not reasonably be expected to prevent or materially impair or materially delay the ability of each of the Buyers to consummate the Contemplated Transactions;
5.3.2.    result in a breach, violation or termination of, or acceleration of obligations under, or default under, or require the consent of any third party under, any Contract to which a Buyer is a party or Governmental Order to which a Buyer is subject, except for such breaches, violations, terminations, accelerations, defaults or consents as would not reasonably be expected to prevent or materially impair or materially delay the ability of such Buyer to consummate the Contemplated Transactions; or
5.3.3.    result in a breach or violation of, or default under, the Organizational Documents of a Buyer.
5.4.    Litigation. As of the date hereof, there is no Action pending or, to the knowledge of the Buyers, threatened against any Buyer or any of its respective Affiliates or any of their respective properties, assets or businesses, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Contemplated Transactions.
5.5.    Financing. The Buyers have delivered to the Acquired Companies true, correct and complete copies, as of the date of this Agreement, of an executed commitment letter and redacted form of fee letter (none of which redactions would adversely effect the amount, conditionality, enforceability or availability of the Financing) from the financial institution identified therein (the “Financing Letter”) to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein (such debt financing or any alternative financing obtained pursuant to Section 8.17.2, the “Financing”). As of the date hereof, the Financing Letter has not been amended or modified, no such amendment or modification is requested by any Buyer, and the obligations and commitments contained in such letter have not been withdrawn or rescinded in any respect. The Buyers have fully paid any and all commitment fees or other fees in connection with the Financing Letter that are payable on or prior to the date hereof. Assuming the Financing is funded in accordance with the Financing Letter, the net proceeds contemplated by the Financing Letter will, together with cash and cash equivalent of the Buyers, in the aggregate be sufficient for the Buyers to pay all amounts required to be paid by the Buyers pursuant to this Agreement. The Financing Letter is (i) a legal, valid and binding obligation of the Buyers and, to the knowledge of the Buyers, the other party thereto, (ii) enforceable in accordance with its terms against the Buyers and, to the knowledge of the Buyers, the other party thereto, in each case except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity, and (iii) in full force and effect. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of a Buyer under the Financing Letter. As of the date of this Agreement, no Buyer has any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to the Buyers on the date of the Closing. The Financing Letter contain all of the conditions precedent to the obligations of the parties thereunder to make Financing available to the Buyers on the terms therein. As of the date hereof there are no side letters or other agreements, Contracts or arrangements related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Financing Letter and delivered to the Acquired Companies prior to the date hereof.
5.6.    No Brokers. No Buyer has any liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which any Seller or any of its respective Affiliates could be liable.
5.7.    Investment Intent. Each Buyer is acquiring the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution of any part thereof. Each Buyer acknowledges that the Shares and the sale thereof have not been registered under the Legal Requirements of any jurisdiction.
5.8.    Investigation; No Additional Representations, Etc. Each Buyer has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Business and the Acquired Companies and their respective Subsidiaries. Each Buyer acknowledges that none of the Sellers, the Acquired Companies or any of their respective Affiliates or Representatives has made or shall be deemed to have made, and that such Buyer has not relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Acquired Companies and their respective Subsidiaries, the Business or the Contemplated Transactions (including with respect to any informational memorandum and any information, documents or materials in the data room), other than the respective representations, warranties, covenants and agreements of the Acquired Companies and the Sellers that are expressly set forth in this Agreement.
5.9.    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS SET FORTH IN ARTICLE 5 OF THIS AGREEMENT, NO BUYER MAKES AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. EACH BUYER EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE ACQUIRED COMPANIES, THE SELLERS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIONS OF ANY DOCUMENTATION OR OTHER INFORMATION.

6.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYERS.
The obligation of the Buyers to consummate the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

6.1.    Representations and Warranties. The representations and warranties of the Acquired Companies in Article 3 and each Seller in Article 4 (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date with the same effect as though made at and as of such date (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date), except for such failures to be so true and correct as shall not have had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, except for the Fundamental Representations, which shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date with the same effect as though made at and as of such date.
6.2.    Performance of Obligations. Each Seller and the Acquired Companies will have performed in all material respects all covenants and agreements required by this Agreement to be performed by the Sellers or the Acquired Companies, respectively, at or prior to the Closing.
6.3.    Compliance Certificate. The Acquired Companies will have delivered to Crane a certificate dated as of the Closing Date to the effect that each of the conditions specified above in Sections 6.1 and 6.2 has been satisfied (the “Acquired Companies Closing Certificate”).
6.4.    Injunctions. (i) No Governmental Authority will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and has the effect of prohibiting the consummation of the Closing and (ii) there must not be pending any Action by any third Person (including any Governmental Authority), that in any case would reasonably be expected to (A) prevent, make illegal or restrain the consummation of, or otherwise materially alter, any of the transactions contemplated by this Agreement or (B) cause any of the material transactions contemplated by this Agreement to be rescinded following consummation.
6.5.    Regulatory Approvals. All necessary filings pursuant to the HSR Act and all filings pursuant to applicable foreign antitrust and competition laws listed on Schedule 6.5, if any, shall have been made and the applicable waiting periods thereunder shall have expired or been terminated or the applicable consents and approvals thereunder shall have been obtained.
6.6.    Escrow Agreement. The Buyers will have received a copy of the Escrow Agreement fully executed by the Sellers’ Representatives and the Escrow Agent.
6.7.    Resignations. The Buyers will have received written resignations, which will be effective as of the Closing, from each of those directors and officers of the Acquired Companies specified in a notice sent by Crane to the Sellers’ Representatives not less than five (5) Business Days prior to the Closing Date.
6.8.    Payoff and Release Letters. Each of the lenders set forth on Schedule 3.26, and other lender of Indebtedness incurred by any Acquired Company or any Subsidiary of an Acquired Company after the date hereof with Crane’s consent in accordance with Section 8.2, must have delivered to the Buyers a payoff and release letter in form and substance reasonably satisfactory to the Buyers, providing for the repayment in full of any outstanding Indebtedness and the corresponding release of any Lien that such lender may have with respect to any Acquired Company or any Subsidiary of an Acquired Company or any of their respective assets.
6.9.    Termination of Agreements. Each of the Contracts set forth on Schedule 6.9 must have been terminated or will be terminated at the Closing, in each case without liability to the Acquired Companies or their respective Subsidiaries.
6.10.    Exercise of Warrants. The holders of warrants to purchase US Holdco Shares must have exercised such warrants to purchase US Holdco Shares and, as a result, hold the US Holdco Shares specified in Schedule 3.3 and reasonable evidence thereof must have been provided to the Buyers.
6.11.    No Material Adverse Effect. Since the date of this Agreement, there must not have occurred any Material Adverse Effect.
6.12.    Transaction Documents. The Acquired Companies and the Sellers must have delivered or caused to be delivered, or at Closing will deliver or caused to be delivered, each document that Sections 2.4.2 and 2.4.3 requires them to deliver.
6.13.    Secretaries' Certificates. The Buyers shall have received a certificate of the secretary or assistant secretary of each Acquired Company dated as of the Closing Date and attaching with respect to such Acquired Company (A) the Acquired Company’s Organizational Documents, certified by the Secretary of State of the jurisdiction of the Acquired Company’s incorporation not more than five Business Days prior to the Closing Date; (B) in the case of US Holdco and its Subsidiary MEI, Inc. only, a certificate of good standing of each of US Holdco and MEI, Inc. certified by the Secretary of State of the State of Delaware and issued not more than five Business Days prior to the Closing Date; (C) all resolutions of the board of directors of the Acquired Company relating to this Agreement and the transactions contemplated by this Agreement; (D) incumbency and signatures of the officers of the Acquired Company executing this Agreement or any other agreement contemplated by this Agreement; (E) in the case of Japan Holdco, a certificate of all registered items of Japan Holdco issued by the relevant Legal Affairs Bureau branch not more than five Business Days prior to the Closing Date; and (F) in the case of Japan Holdco only, a certificate of seal issued by the relevant Legal Affairs Bureau branch and signature of the representative director of Japan Holdco executing this Agreement or any other agreement contemplated by this Agreement.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRED COMPANIES AND THE SELLERS.
The obligation of the Acquired Companies and the Sellers to consummate the Closing is subject to the satisfaction or waiver (with respect to a waiver by the Sellers, as may be given by the Sellers’ Representatives) on or prior to the Closing Date of each of the following conditions:
7.1.    Representations and Warranties. The representations and warranties of the Buyers in this Agreement shall be true and correct at and as of the Closing with the same effect as though made at and as of such date (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct, would not have, or be reasonably likely to have, a material adverse effect on any Buyer’s ability to perform its obligations under this Agreement.
7.2.    Performance of Obligations. Each Buyer will have performed in all material respects all covenants and agreements required by this Agreement to be performed by such Buyer at or prior to the Closing.
7.3.    Compliance Certificate. The Buyers will have delivered to the Sellers’ Representatives a certificate of each of the Buyers dated as of the Closing Date to the effect that each of the conditions specified above in Sections 7.1 and 7.2 has been satisfied (the “Buyers Closing Certificate”).
7.4.    Injunctions. No Governmental Authority will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and has the effect of prohibiting the consummation of the Closing.
7.5.    Regulatory Approval. All necessary filings pursuant to the HSR Act and all filings pursuant to applicable foreign antitrust and competition laws listed on Schedule 6.5, if any, shall have been made and the applicable waiting periods thereunder shall have expired or been terminated.
7.6.    Escrow Agreement. The Sellers’ Representatives will have received a copy of the Escrow Agreement fully executed by the Buyers and the Escrow Agent.
7.7.    Secretaries' Certificates. The Sellers’ Representatives shall have received a certificate of the secretary or assistant secretary of each Buyer dated as of the Closing Date and attaching with respect to such Buyer (A) the Buyer’s Organizational Documents, certified by the Secretary of State of the jurisdiction of the Buyer’s incorporation not more than five Business Days prior to the Closing Date; (B) a certificate of good standing of each Buyer certified by the Secretary of State of the jurisdiction of such Buyer’s incorporation and issued not more than five Business Days prior to the Closing Date; (C) the resolutions of the board of directors of each Buyer authorizing the execution of this Agreement and the transactions contemplated by this Agreement; and (D) incumbency and signatures of the officers of the Buyer executing this Agreement or any other agreement contemplated by this Agreement.

8.	COVENANTS OF THE PARTIES.
8.1.    Access to Premises and Information. During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 10.1, the Acquired Companies will provide the Buyers and their respective Representatives and prospective financing sources with reasonable access during normal business hours and upon reasonable notice to the offices, personnel, properties, books and records of the Acquired Companies and their respective Subsidiaries; provided that such access does not unreasonably interfere with the normal operations of the Acquired Companies and their respective Subsidiaries; provided further that all requests for such access will be directed to Mark Sidell or such other Person as the Acquired Companies may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, the Acquired Companies will not be required to disclose any information to the Buyers if such disclosure would, in the good faith judgment of the Acquired Companies, be reasonably likely to (a) jeopardize any attorney-client or other legal privilege or (b) contravene any applicable Legal Requirements, fiduciary duty or binding agreement entered into prior to the date hereof; provided, however, that, to the extent possible, the Acquired Companies will disclose in writing to the Buyers with reasonable particularity the nature of any such materials not disclosed to the Buyers and use reasonable efforts to provide the Buyers with such other documents and information as may be adequate substitute for any materials so withheld from the Buyers. No Acquired Company or any Seller makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 8.1, and the Buyers may not rely on the accuracy of any such information, in each case other than as expressly set forth in the Acquired Companies representations and warranties contained in Article 3. The information provided pursuant to this Section 8.1 will be used solely in connection with the transactions contemplated hereby, and will be governed by all the terms and conditions of the Confidentiality Agreement, dated October 27, 2011, among Crane, Bain Capital Partners, LLC and Advantage Partners, LLP (as amended from time to time, the “Confidentiality Agreement”).
8.2.    Conduct of Business Prior to Closing. Prior to the Closing, except as set forth on Schedule 8.2, each Acquired Company will, and will cause each of its Subsidiaries to use commercially reasonable efforts to carry on its Business substantially in its ordinary course of business, consistent with past practices and use its commercially reasonable efforts to preserve and protect its business organization, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others having dealings with it; provided that, the foregoing notwithstanding, each Acquired Company may, provided that it remains Solvent, use all available cash (except for Test Cash) to repay any Indebtedness or Sellers’ Transaction Expenses prior to the Closing or to make distributions to its equity owners prior to the Balance Sheet Time. Without limiting the generality of the foregoing, without the prior consent of Crane (not to be unreasonably withheld, conditioned or delayed), no Acquired Company and no Subsidiary of any Acquired Company shall:
8.2.1.    increase the compensation (including bonuses) payable on or after the date hereof to any director, executive officer or employee of an Acquired Company or any of its Subsidiaries except for (i) any annual pay increase in the ordinary course of business and consistent with past practice or provided for in any Contracts or plans in effect on the date hereof and (ii) in connection with the promotion of an employee of an Acquired Company or any Subsidiary of an Acquired Company;
8.2.2.    (i) declare, set aside or pay any non-cash dividend or other non-cash distribution in respect of its capital stock (other than a non-cash dividend or other non-cash distribution made by a Subsidiary of an Acquired Company to another Subsidiary of an Acquired Company or to an Acquired Company) or (ii) declare, set aside or pay any cash dividend or other cash distribution in respect of its capital stock after the Balance Sheet Time;

8.2.3.    incur, assume or guarantee any Indebtedness, except pursuant to the Acquired Companies’ existing Indebtedness in the ordinary course of business;
8.2.4.    enter into or make any material amendment, modification or other change to any Material Contract that would reasonably be expected to result in more than $250,000 in payments by an Acquired Company or any of its Subsidiaries or the loss of more than $250,000 of gross sales by an Acquired Company or any of its Subsidiaries, or any contract with an Affiliate of any Acquired Company or any Subsidiary of an Acquired Company, other than in the ordinary course of business consistent with past practice;
8.2.5.    authorize or make any commitment with respect to any capital expenditures or other expenditures in excess of an aggregate amount of $8,000,000;
8.2.6.    make or direct to be made any equity investments in any entity that is not a Subsidiary of an Acquired Company other than in the ordinary course of business and with customers or suppliers of an Acquired Company or any Subsidiary of an Acquired Company;
8.2.7.    enter into any new line of business that is not part of the Business;
8.2.8.    settle, pay, discharge or satisfy any liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), including any Action, other than, (i) in the ordinary course of business, (ii) any such liability or obligation that involves only the payment or receipt of money in an amount in the aggregate of less than $250,000 and (iii) as contemplated by this Agreement (including settling, paying, discharging or satisfying amounts owed in respect of the Intercompany Loans and the Preferred Stock);
8.2.9.    terminate, cancel, materially amend or materially modify any material insurance coverage policy maintained by any Acquired Company or any Subsidiary of an Acquired Company that is not promptly replaced by a comparable amount of insurance coverage; or
8.2.10.    other than in connection with options or warrants of an Acquired Company in existence as of the date of this Agreement or that will be extinguished at the Closing in accordance with Section 2, issue, sell or otherwise dispose of any capital stock or grant any options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or equity interests;
8.2.11.    make any changes in its methods of accounting or accounting practices (including with respect to reserves);
8.2.12.    amend its Organizational Documents;
8.2.13.    acquire or dispose of any business or material investment or any material assets, except for sales or dispositions of assets in the ordinary course of business;

8.2.14.    except as set forth on Schedule 8.2.14, enter into, adopt, terminate or amend in any material respect any Acquired Company Plan, employment or severance agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Acquired Company Plan if it were in existence as of the date of this Agreement, except as required by Legal Requirements, as expressly provided in this Agreement;
8.2.15.    make or change any Tax election, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any Tax assessment or deficiency, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the statute of limitation applicable to any Tax claim or assessment, if such election, adoption, change, amendment, agreement, settlement, surrender or consent would reasonably be expected to materially and adversely affect the Buyers, the Acquired Companies or their Subsidiaries with respect to a taxable period ending after the Closing Date;
8.2.16.    merge, combine or consolidate with any Person; or
8.2.17.    agree or commit to do any of the things referred to elsewhere in this Section 8.2.
8.3.    Confidentiality.
8.3.1.    Confidentiality Agreement. The provisions of the Confidentiality Agreement, to the extent not inconsistent with the express terms of this Agreement, are hereby ratified, confirmed and agreed to as though fully set forth herein. The Confidentiality Agreement shall remain in effect until the Closing, at which point it shall terminate. Notwithstanding the termination of the Confidentiality Agreement at the Closing, from and after the Closing, the Buyers shall, and shall cause their respective Affiliates and its and their respective Representatives to, keep confidential and not use or disclose documents and information concerning the Sellers or any of their respective Affiliates (other than the Acquired Companies and the Subsidiaries of the Acquired Companies) furnished to the Buyers or their respective Affiliates or its or their respective Representatives in connection with the Contemplated Transactions. In furtherance of the foregoing sentence, the Buyers shall, and shall cause their respective Affiliates and Representatives to, promptly (and in any event within thirty (30) days after the Closing) remove, erase, delete or otherwise destroy all such documents and information to the extent they concern the Sellers or any of their respective Affiliates (other than the Acquired Companies).
8.3.2.    From and after the Closing, each Seller shall, and shall cause its, his or her respective Affiliates and its, his or her respective Representatives to, keep confidential and not use or disclose documents and information concerning (i) the Buyers furnished to the Sellers or their respective Affiliates or their respective Representatives in connection with the Contemplated Transactions or (ii) the Acquired Companies and the Subsidiaries of the Acquired Companies; provided, that, notwithstanding the foregoing, nothing set forth in this Agreement shall restrict any

Seller or its Affiliates in its ordinary course fund reporting or marketing to Persons that are subject to confidentiality obligations.
8.3.3.    Announcements. Any public announcements, reports, statements or press releases by any party hereto or any of its Affiliates regarding the Contemplated Transactions must be approved in advance (as to form, content, timing and manner of distribution) by each of Crane and the Sellers’ Representatives, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that any party hereto may issue a press release or make a public announcement to the extent necessary for such party to comply with applicable securities laws or any listing agreement with an exchange upon which such party’s securities are listed, and, to the extent practicable, shall provide a copy to the Sellers’ Representatives (if such party is a Buyer or an Acquired Company) or Crane (if such party is a Seller or an Acquired Company) in advance of its release; provided further, that no approval shall be required with respect to any announcement, report, statement or press release relating solely to information discussed in a previous announcement, report, statement or press release.
8.3.4.    Permitted Disclosures. No provision of this Section 8.3 will be construed to prohibit (a) confidential disclosures to legal counsel, accounting advisors and financial advisors, (b) disclosures pursuant to the requirements of a Governmental Order, (c) disclosures required in connection with legal proceedings between the parties, including to the extent reasonably necessary to enforce the parties’ respective rights hereunder, (d) disclosures of information that is publicly available other than as a result of disclosures made in breach hereof or (e) disclosures required under any applicable Legal Requirement.
8.4.    Preparation for Closing. Subject to the terms and conditions hereof, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Legal Requirements to consummate the Contemplated Transactions as promptly as practicable, including preparing and filing as promptly as practicable with the applicable Governmental Authorities all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Contemplated Transactions. In furtherance (and not in limitation) of the foregoing:
8.4.1.    Antitrust Matters. Each of the Acquired Companies and the Buyers agrees to file all appropriate notifications and filings pursuant to the HSR Act or any applicable foreign antitrust and competition laws with respect to the Contemplated Transactions in the most expeditious manner practicable, but in any event within 30 Business Days after the date hereof (it being agreed that the appropriate notification within such timeframe for EU filing purposes is Form RS), and to supply promptly any additional information and documentary material that may be requested of such party by the relevant Governmental Authorities in connection with the HSR Act or any applicable foreign antitrust and competition laws. The Buyers agree to use reasonable best efforts to take, and to cause their respective Affiliates to use reasonable best efforts to take, any and all steps necessary to avoid or eliminate as soon as reasonably practicable each and every impediment under the HSR Act or any applicable foreign antitrust and competition laws that may be asserted by any United States or foreign governmental antitrust authority so as to enable the parties to expeditiously consummate the Contemplated Transactions (including committing to and/or effecting, by consent decree, hold separate order or otherwise, the sale or disposition of such assets, securities, facilities or other properties as are required to be divested in order to facilitate the expiration or termination of the HSR Act waiting period or agreeing to any other conditions imposed by any United States or foreign governmental antitrust authority) and otherwise use reasonable best efforts to obtain all applicable merger control clearances under the HSR Act or any applicable foreign antitrust and competition laws; provided that the parties hereto agree that it is reasonable for the Buyers to agree, and the Buyers shall be obligated hereunder to agree to, conditions that, individually or cumulatively, involve structural or other changes to the conduct of the Business or the Buyers’ business, or both, which, if taken, would have reduced 2011 gross sales, for the Acquired Companies, the Buyers and the Buyers’ Affiliates, either individually or in the aggregate, by less than $15 million; provided, further, that the parties hereto agree that nothing herein shall obligate the Buyers to agree to conditions that, individually or or in the aggregate, involve structural or other changes to the conduct of the Business or the Buyers’ business, or both, which, if taken, would have reduced 2011 gross sales, for the Acquired Companies, the Buyers and the Buyers’ Affiliates, either individually or in the aggregate, by $15 million or more. The Buyers, on the one hand, and the Acquired Companies, on the other, shall jointly pay in equal amounts the filing fees associated with the HSR filings and any applicable foreign antitrust and competition laws.  Each of the Acquired Companies and the Buyers agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any United States or foreign governmental antitrust authority in connection with the Contemplated Transactions unless it consults with the other party in advance, if at all possible, and, to the extent not prohibited by such governmental antitrust authority, gives the other party the opportunity to attend and participate.  The Acquired Companies and the Buyers will supply each other with copies of all correspondence, filings or communications with governmental antitrust authorities with respect to the Contemplated Transactions; provided, however, that to extent any of the documents or information are commercially or competitively sensitive, the Acquired Companies or the Buyers, as the case may be, may satisfy its obligations by providing such documents or information to the other party’s outside antitrust counsel, with the understanding that such counsel shall not share such documents and information with its client.
8.4.2.    Certain Filings, Etc. Each of the parties hereto shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from third parties to any Material Contracts, in connection with the consummation of the Contemplated Transactions and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers; provided, that nothing in this Agreement shall obligate or be construed to obligate any Seller or any Acquired Company to make or cause to be made any payment or concession to any third party in order to obtain any such action, consent, approval or waiver under any Material Contract.
8.5.    Business Records. The Buyers each acknowledge that the Sellers’ Representatives may from time to time from and after the Closing require access to the books and records of the Acquired Companies and their respective Subsidiaries to enable them to prepare financial statements, and agrees that upon reasonable prior notice, it will, and will ensure that the Acquired Companies and their respective Subsidiaries will, during normal business hours, provide the Sellers’ Representatives and their respective Representatives with either access to or copies of such books and records for the purpose of enabling the Sellers to prepare financial statements. After the Closing, the Buyers will retain for a period consistent with the Buyer’s record retention policies and practices the records of the Acquired Companies and their Subsidiaries.
8.6.    Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, each Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its respective Representatives or Affiliates to) contact any employee (excluding executive officers), customer, supplier, distributor or other material business relation of any Acquired Company or any of their respective Subsidiaries regarding the Acquired Companies or any of their respective Subsidiaries, their respective businesses or the transactions contemplated by this Agreement without the prior consent of the Sellers’ Representatives, which consent shall not be unreasonably withheld, conditioned or delayed.
8.7.    Directors and Officers Indemnification and Insurance.
8.7.1.    Each Buyer and each Acquired Company agree that, to the maximum extent permitted by the laws of the State of Delaware, all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring in connection with or prior to the Closing now existing in favor of the current or former directors or officers of any Acquired Company or any of its respective Subsidiaries (“D&O Indemnified Persons”), including as provided in the Organizational Documents of such Acquired Company and its respective Subsidiaries, will survive the Closing and will continue in full force and effect in accordance with their respective terms. In furtherance (and not in limitation of) the foregoing, for the six (6) year period following the Closing Date, the Buyers shall cause the Organizational Documents of the Acquired Companies and their respective Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation from liability that are at least as favorable to the D&O Indemnified Persons as those contained in the Acquired Companies’ and their respective Subsidiaries’ Organizational Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person.
8.7.2.    At or before the Closing, the Buyers shall obtain and pay for, and for a six (6) year period thereafter the Buyers will cause each Acquired Company to maintain in effect, a so-called “tail” policy for such six (6) year period covering acts or omissions occurring on or before the Closing Date with respect to those Persons who are currently covered by either an Acquired Company’s or its respective Subsidiaries’ directors’ and officers’ liability insurance policy or employment practices liability insurance policy on terms with respect to such coverage and amounts at least as favorable to such Persons as those of such policies in effect on the date hereof.
8.7.3.    If any Acquired Company or any of its respective Subsidiaries (or any of its respective successors or assigns) transfers all or substantially all of their respective properties and assets to any Person, then, and in each such case, the Buyers will cause proper provision to be made so that such successors and assigns assume the obligations set forth in this Section 8.7.
8.7.4.    This Section 8.7 shall be for the benefit of, and shall be enforceable by, the D&O Indemnified Persons, and their respective heirs and estates, and such persons shall be third party beneficiaries of this Agreement for such purposes.
8.8.    Attorney-Client Privilege. Following the Closing, the Buyers and each Acquired Company agrees that it shall take all reasonable steps necessary to ensure that any privilege attaching as a result of Ropes & Gray LLP, Pepper Hamilton, Nagashima Ohno & Tsunematsu or other counsel from time to time retained by an Acquired Company or any of its respective Subsidiaries prior to the Closing (collectively, “Prior Acquired Companies Counsel”) providing advice in connection with the negotiation, execution and consummation of the Contemplated Transactions, shall survive the Closing and shall remain in effect, provided that from and after the Closing such privilege shall be controlled by the Sellers’ Representatives and not such Acquired Company or its Subsidiaries. In addition, each of the Buyers and each Acquired Company (on behalf of itself and its respective Subsidiaries) waives any conflicts that may arise in connection with (a) Prior Acquired Companies Counsel representing any Seller after the Closing in connection with the Contemplated Transactions or any dispute arising in connection therewith and (b) the communication by Prior Acquired Companies Counsel to any Seller, in any such representation, of any fact known to Prior Acquired Companies Counsel, including without limitation in connection with any negotiation, arbitration, mediation, litigation or other proceeding in any way related to a dispute with any Buyer or any Acquired Company following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute. Each of the Buyers and each Acquired Company acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Section 8.8, including without limitation the opportunity to consult with counsel other than Prior Acquired Companies Counsel.  This Section 8.8 is for the benefit of the Sellers and each Prior Acquired Companies Counsel, and Sellers and each Prior Acquired Companies Counsel are intended third party beneficiaries of this Section 8.8.  This Section 8.8 shall be irrevocable, and no term of this Section 8.8 may be amended, waived or modified, without the prior written consent of the Sellers’ Representatives and the Prior Acquired Companies Counsel affected thereby.

8.9.    Tax Matters.
8.9.1.    Covered Tax Returns.
(a)    The Buyers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Acquired Companies and their Subsidiaries for all Pre-Closing Tax Periods which were not filed on or prior to the Closing Date, and for all Straddle Periods (such Tax Returns, collectively, “Covered Tax Returns”). All Covered Tax Returns shall be prepared in accordance with the principles set forth below in Section 8.9.1(b) and otherwise in accordance with the past practices of the applicable Acquired Company or Subsidiary, except as required by changes in applicable Tax laws or changes in fact. Crane shall provide a copy of any Covered Tax Returns prepared pursuant to this Section 8.9.1(a)) and copies of any other relevant supporting schedules and other documentation that are reasonably requested by the Sellers’ Representatives, to the Sellers’ Representatives for their review and comment as soon as reasonably practicable and in any event no later than (i) forty (40) days prior to the due date (including valid extensions) for filing such Tax Returns in the case of any income or similar type Tax Return, and (ii) twenty five (25) days prior to the due date (including valid extensions) for filing such Tax Returns in the case of any other types of Tax Return. Crane shall, upon reasonable request by the Sellers’ Representatives, provide copies of relevant supporting schedules and work papers related to Covered Tax Returns pursuant to this Section 8.9.1(a). Crane, on the one hand, and the Sellers’ Representatives, on the other hand, agree to consult and resolve in good faith any dispute with respect to any Covered Tax Returns prior to the due date for the filing of such Tax Return.
(b)    Crane (i) shall file a federal income Tax Return of US Holdco for the taxable year ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(c) (and not pursuant to the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or pursuant to the ratable allocation method under Treasury Regulations Section 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)), (ii) shall allocate all items accruing on the Closing Date to US Holdco taxable period ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) to the extent applicable, (iii) shall not elect to waive any carryback of net operating losses under Section 172(b)(3) of the Code on any Tax Return of US Holdco filed in respect of a taxable period ending on or before the Closing Date, and (iv) to the extent possible shall apply the provisions of clauses (i) through (iii) above for all applicable state and local income Tax purposes under the applicable Tax rules.
(c)    In the case of any taxable period of an Acquired Company that includes (but does not end on) the Closing Date (a “Straddle

Period”), (i) the amount of any Taxes (or any refund or credit of Taxes) based on or measured by income, receipts, payroll or sales for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date provided, that, in determining such amount, exemptions, allowances or deductions that are calculated on a periodic basis, such as the deduction for depreciation, shall be taken into account on a pro-rated basis in the manner described in clause (ii) below, and (ii) the amount of other Taxes (or any refund or credit of such other Taxes) for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
8.9.2.    Closing of Taxable Period; Consolidated Return. The Buyers and their respective Affiliates (including, after the Closing, the Acquired Companies) shall take all actions necessary to close the Tax year of US Holdco and its Subsidiaries as of the end of the Closing Date for U.S. federal income tax purposes and all applicable state, local and foreign income Tax purposes.
8.9.3.    Amendments or Modifications of Tax Returns. After the Closing Date, the Buyers shall not, and shall not allow any of the Acquired Companies or any of their respective Subsidiaries or Affiliates to amend, modify or otherwise change any Tax Returns of the Acquired Companies for any Pre-Closing Tax Period or for any Straddle Period without the prior written consent of the Sellers’ Representatives, which consent shall not be unreasonably withheld, conditioned or delayed (it being understood that it would not be unreasonable to withhold any such consent if such amendment, modification or change could result in adverse monetary consequences to any of the Sellers).
8.9.4.    Tax Refunds. The Sellers shall be entitled to any refund of Taxes relating to the Acquired Companies or any of their Subsidiaries resulting from a claim for refund, the filing of a Tax Return or otherwise that is attributable to any Pre-Closing Tax Period or to any portion of a Straddle Period ending on the Closing Date (“Tax Refunds”). Subject to the escrow requirements below, the applicable Buyer shall pay, or cause to be paid, any Tax Refunds and the interest actually received thereon to the Sellers’ Representative within ten (10) days from the receipt thereof for further distribution to the Sellers and holders of the US Options in proportion to the amounts they were paid at Closing pursuant to Section 2.4 in respect of their interests in the Acquired Companies. Tax Refunds attributable to Straddle Periods shall be calculated in a manner consistent with the provisions of Section 8.9.1(c). Upon the Sellers’ Representatives’ reasonable determination of the availability of a Tax Refund, the Sellers’ Representatives may request that the Buyers, any of the Acquired Companies, their Subsidiaries or any Affiliate thereof shall file a claim for a Tax Refund or file an amended Tax Return claiming a Tax Refund (with the reasonable out-of-pocket costs and expenses of such filing being at the expense of the Sellers) and use commercially reasonable efforts to conduct, at the Sellers' expense, the prosecution of any such claim for a Tax Refund. The Buyers shall as soon as reasonably practicable comply, or shall cause any applicable Acquired Company or Affiliate thereof to promptly comply with a request from the Sellers’ Representatives in accordance with the foregoing. Any Tax Refunds received prior to the third anniversary of the Closing Date will be placed in the Escrow Account and treated as additional Escrow Funds, to be dealt with in accordance with the Escrow Agreement, and 50% of any Tax Refund received on or after the third anniversary of the Closing Date, but prior to the fifth anniversary of the Closing Date, will be placed into the Escrow Account and treated as additional Escrow Funds, to be be dealt with in accordance with the Escrow Agreement. Notwithstanding the foregoing, to the extent a portion of any Tax Refund relates solely to tax deductions incurred in 2013 (but prior to the Closing) with respect to professional fees paid by the Acquired Companies to their financial advisors and accounting and Tax advisors (as determined on a with and without basis, by calculating the amount of Tax Refund that would have been received but for the Tax deductions attributable solely to such professional fees) (the “Buyer Refund”), the Buyers shall be entitled to the benefit of such Buyer Refund net of the relative portion of any expenses incurred (or payable) by the Sellers with respect to obtaining such Tax Refund (the “Net Buyer Refund”). Within five (5) days from the receipt of any Tax Refund which the Buyers reasonably determine includes a Buyer Refund, the Buyers shall provide the Sellers’ Representatives with a detailed schedule setting forth the calculation of the Net Buyer Refund and the parties shall consult and resolve in good faith any dispute with respect to such amount. For the avoidance of doubt, the applicable Buyer may not delay the payment in accordance with the provisions of this Section 8.9.4 of any other Tax Refunds or any portion thereof that is not a Buyer Refund pending the resolution of any dispute regarding the amount of the Net Buyer Refund.
8.9.15.    [Reserved]
8.9.6.    Transfer Taxes. The Buyers, on the one hand, and the Sellers, on the other hand, shall jointly pay, in equal amounts, all Transfer Taxes, if any, relating to the Contemplated Transactions (for the avoidance of doubt, not including any financing contemplated by the Buyers in connection with the Contemplated Transactions), except that the Buyers shall not be responsible for Transfer Taxes, if any, arising solely as a result of the repayment of the Intercompany Loans and/or the payment of the Preferred Stock Consideration. Each party hereto shall use commercially reasonable efforts to avail itself and make available to the other parties any available exemptions from any such Transfer Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions. The Buyers shall be responsible for the preparation and filing of all such Tax Returns relating to Transfer Taxes that are required to be filed by the Acquired Companies after the Closing Date (the “Transfer Tax Returns”). To the extent required by applicable Legal Requirements, the Sellers’ Representative (on behalf of the Sellers) shall cooperate with the Buyers in the preparation and filing of such Transfer Tax Returns. Buyers shall deliver to the Sellers’ Representatives any such Transfer Tax Returns for review and comment as soon as reasonably practicable and in any event no later than twenty-five (25) days prior to the due date (including valid extensions) for filing such Transfer Tax Returns. The Buyers shall, upon reasonable request by the Sellers’ Representatives, provide copies of relevant supporting schedules and other reasonably requested information related to such Transfer Tax Returns. Crane, on the one hand, and the Sellers’ Representatives, on the other hand, agree to consult and resolve in good faith any dispute with respect to any Transfer Tax Returns prior to the due date for the filing of such Transfer Tax Return.
8.9.7.    FIRPTA Certificate. Prior to the Closing, the US Holdco shall deliver to Crane a certificate in compliance with Treasury Regulations Section 1.1445-2(c)(3), certifying that the US Holdco is not and has not been a “U.S. real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c) of the Code (the “FIRPTA Certificate”).
8.9.8.    Allocation of Purchase Price. For federal and all other applicable state, local and foreign income Tax purposes, the parties hereto agree that the purchase price and other consideration received by or treated for applicable Tax purposes as received by the Sellers in consideration for the Shares pursuant to this Agreement shall be allocated between the Acquired Companies as set forth in Article 2 hereto. No party hereto shall take any position that is inconsistent with such allocation on its Tax Returns except as required by a final determination by a court of competent jurisdiction or by an applicable Taxing Authority.
8.9.9.    Cooperation and Tax Record Retention. The Buyers and their Affiliates (including after the Closing, the Acquired Companies) shall use commercially reasonable efforts to cooperate with the Sellers in connection with reasonable requests by the Sellers relating to Tax matters that relate to the Acquired Companies, including in connection with (i) the preparation and timely filing of any Tax Return of the Acquired Companies or any Tax Return relating to Transfer Taxes, (ii) Tax Proceedings, (iii) any claim or calculation relating to Tax Refunds, and (iv) the provision of information, records, or other documents relating to Taxes or Tax Returns of the Acquired Companies. Without limiting the foregoing, from and after the Closing, the Buyers, the Acquired Companies and their respective Affiliates shall provide the Sellers’ Representatives reasonable access to their relevant books and records and other documents reasonably requested by the Sellers’ Representatives, and shall, upon reasonable request, make available (and take reasonable actions necessary to make available) to the Sellers’ Representatives the relevant persons (including, for the avoidance of doubt, relevant employees and/or Tax and accounting professionals) advising them to the extent necessary in order to provide additional information and explanation with respect to such relevant information and/or other items reasonably requested by the Sellers’ Representatives in connection with Tax matters that relate to the Acquired Companies. The Buyers shall retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (taking into account any extensions thereof) applicable to such taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.

8.9.10.    Tax Proceedings.
(a)    Crane shall promptly notify the Sellers’ Representatives in writing of the commencement or any notice of Tax deficiency, proposed Tax adjustment, Tax assessment, Tax audit, Tax examination or other administrative or court proceeding, suit, dispute or other official claim with respect to Taxes relating to the Acquired Companies and their Affiliates that, if determined adversely to the taxpayer or after the lapse of time could be grounds for a claim for indemnity pursuant to Section 9.2.1(iii) (a “Tax Proceeding”). The Buyers shall promptly deliver to the Sellers’ Representatives copies of relevant portion of notices and other documents received in connection with such Tax Proceedings.
(b)    Notwithstanding anything in this Agreement to the contrary, with respect to any Tax Proceedings relating to a Pre-Closing Tax Period, the Sellers’ Representatives shall be entitled to participate in the defense thereof (at the Sellers’ expense) and, if the Sellers’ Representatives so choose, to assume the defense thereof (at the Sellers’ expense) with counsel selected by the Sellers’ Representatives by providing written notice to Crane within thirty (30) days after Crane provides written notice of such Tax Proceeding to the Sellers’ Representatives. If the Sellers’ Representatives assume defense and control of any Tax Proceedings, the Sellers’ Representatives shall keep Crane reasonably informed of the status of such Tax Proceedings and shall not settle such Tax Proceeding without the prior written consent of Crane, which consent shall not be unreasonably withheld, conditioned or delayed. If the Sellers’ Representatives choose not to control a Tax Proceeding, then Crane, shall control and conduct such Tax Proceeding diligently and shall keep the Sellers’ Representatives reasonably informed of the status of such Tax Proceedings. Crane shall not settle such Tax Proceeding without the prior written consent of the applicable Sellers’ Representatives, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)    Notwithstanding anything in this Agreement to the contrary, with respect to any Tax Proceedings relating to a Straddle Period, the Sellers’ Representatives shall have the right to jointly control and manage any such Tax Proceedings with counsel selected by the Sellers’ Representatives together with Crane by providing written notice to Crane within thirty (30) days after Crane provides written notice of such Tax Proceeding to the Sellers’ Representatives. In any event, each party shall keep the other party reasonably informed of the status of such Tax Proceedings and no party shall in any event settle such Tax Proceeding without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

8.9.11.    Tax-Sharing Agreements. All Tax allocation, Tax sharing or similar agreements to which any Acquired Company or Subsidiary is a party, on the one hand, and the Sellers or any of their Affiliates (other than, for purposes of this Section 8.9.11, the Acquired Companies and their Subsidiaries) is a party, on the other hand, will be terminated as of the Closing Date, and after the Closing Date, the Acquired Companies and their Subsidiaries will not be bound thereby or have any liability thereunder.
8.9.12.    Tax Indemnity. Notwithstanding any provision of this Agreement to the contrary, no Seller shall be responsible for, and the Buyer Indemnities shall not be entitled to indemnification for any Loss with respect to: (A) any Taxes payable by the Buyers pursuant to Section 8.9.6; (B) Taxes of or allocable to any Tax period commencing on or after the Closing Date and the portion of any Straddle Period commencing after the Closing Date; (C) Taxes taken into account in determining or adjusting the US Net Purchase Price, the Japan Net Purchase Price or otherwise the consideration payable under this Agreement, (D) Taxes resulting from or attributable to a breach by a Buyer or any of its Affiliates (including, following the Closing, the Acquired Companies and their Subsidiaries) of any of their obligations under this Agreement and (E) Taxes attributable to actions taken by the Buyers or any of their respective Affiliates (including, following the Closing, the Acquired Companies and their respective Subsidiaries) on the Closing Date but after the Closing (except to the extent such actions are expressly provided for in connection with the Closing).
8.10.    Nonsolicitation of Employees. During the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, each Seller will not directly or indirectly, for itself or on behalf of or in conjunction with any other Person, call upon any employee who is, at the time the individual is called upon, an employee of any Buyer, any Acquired Company or any Subsidiary of any Acquired Company for the purpose or with the intent of soliciting such employee away from or out of the employ of any Buyer, any Acquired Company or any Subsidiary of any Acquired Company, or employ or offer employment to any individual who was or is employed by any Buyer, any Acquired Company or any Subsidiary of any Acquired Company unless such individual will have ceased to be employed by the Buyers, the Acquired Companies or their respective Subsidiaries for a period of at least six months prior thereto; provided, however, that this Section 8.10 will not (i) be deemed to prohibit any Seller from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards employees of any Buyer, any Acquired Company or any Subsidiary of any Acquired Company and (ii) apply in connection with the actions of any portfolio company affiliated with any Seller to the extent that employees or agents of such Seller or its direct or indirect owners did not cause such action. Each Seller recognizes and agrees that a breach by it of the covenants set forth in this Section 8.10 could cause irreparable harm to the Buyers, Acquired Companies or their Subsidiaries, that the Buyers’ remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach, a restraining order or injunction or both may be issued against such Seller, or any other offending party, without the posting of the bond, in addition to any other rights and remedies that are available to the harmed party. If this Section 8.10 is more restrictive than permitted by the laws of any jurisdiction in which a Buyer seeks enforcement hereof, this Section 8.10 will be limited to the extent required to permit enforcement under such laws.

8.11.    Notification. Until the Closing, the Acquired Companies, the Sellers’ Representatives and the Buyer will give prompt notice to the Buyers (with respect to the Sellers or the Acquired Companies) or the Sellers’ Representatives (with respect to the Buyers) of (a) the occurrence, or non-occurrence, of any event which would reasonably be expected to cause the failure of the conditions set forth in Section 6.1 or Section 7.1 (as applicable), (b) any failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by the Acquired Companies, the Sellers or the Buyers (as applicable) under this Agreement and (c) the failure of any condition precedent to the Buyers’ or Sellers’ (as applicable) obligations under this Agreement.
8.12.    No Negotiation. Until the Closing, the Acquired Companies and each Seller will not, and will cause their respective Affiliates and Representatives not to, take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, participate in any negotiations with, or discuss with any Person (other than with the Buyers and their respective Affiliates and Representatives) regarding any business combination transaction involving any Acquired Company or any Subsidiary of any Acquired Company or any other transaction to acquire all or any material part of the business, properties or assets of any Acquired Company or any Subsidiary of any Acquired Company or any amount of the capital stock of any Acquired Company or any Subsidiary of any Acquired Company (whether or not outstanding), whether by merger, purchase of assets, purchase of stock, tender offer, lease, license or otherwise. The Acquired Companies and each Seller agrees that any such negotiations in progress as of the date of this Agreement will be terminated or suspended during such period. Notwithstanding anything herein to the contrary, nothing set forth in this Section 8.12 shall limit the Sellers’ or the Acquired Companies’ ability to pursue the transactions described on Schedule 8.2.
8.13.    Financial Statements. Until the Closing, on or before the 21st day of each month, the Acquired Companies will deliver to the Buyers unaudited consolidated financial statements of the Acquired Companies and their Subsidiaries (in the form customarily prepared by senior management of the Acquired Companies in the ordinary course of business) as at and for the monthly period ending on the last day of the preceding month, which will include a balance sheet and statement of income. The Acquired Companies will further deliver to the Buyers (A) (i) the annual audited combined financial statements of the Acquired Companies and their Subsidiaries, (ii) the annual audited consolidated financial statements of US Holdco and its Subsidiaries and (iii) the annual audited consolidated financial statements of Japan Holdco and its Subsidiaries, in each case for the period ended December 31, 2012 and (B) (i) quarterly unaudited combined financial statements of the Acquired Companies and their Subsidiaries, (ii) quarterly unaudited consolidated financial statements of US Holdco and its Subsidiaries and (iii) quarterly unaudited consolidated financial statements of Japan Holdco and its Subsidiaries, in each case promptly and in any event with three Business Days after the same have been finalized.
8.14.    Further Assurances. Each of the Sellers and each of the Buyers, upon the request of the other from time to time after the Closing, and at the expense of the requesting party but without further consideration, shall sign such documents and take such actions as may be necessary or otherwise reasonably requested to make more fully effective the consummation of the Contemplated Transactions.

8.15.    Matters Relating to Warrants, Preferred Stock, Etc. At or prior to the Closing, each Seller that holds warrants to purchase Shares will exercise such warrants in the manner contemplated on Schedule 3.3. At or prior to the Closing, the Acquired Companies will take all actions to ensure that, upon payment of the Preferred Stock Consideration pursuant to Section 2.1(f), the Preferred Stock ceases to be outstanding. At or prior to the Closing, each Seller will take all actions to ensure that any obligations relating to the Intercompany Loans owed by or owing to US Holdco and its Subsidiaries, on the one hand, and Japan Holdco and its Subsidiaries, on the other hand, cease to be outstanding.
8.16.    Compliance Steps.
8.16.1.    From the date of this Agreement through the Closing Date, the Acquired Companies will use commercially reasonable efforts to conduct an investigation into their compliance with the Legal Requirements described on Schedule 8.16.1. To the extent that the Acquired Companies determine that they are not in compliance with any of the Legal Requirements described on Schedule 8.16.1, the Acquired Companies will (i) use commercially reasonable efforts to comply with such Legal Requirements and (ii) use commercially reasonably efforts to resolve any prior non-compliance with such Legal Requirements (in the case of this clause (ii) only) that could reasonably be expected to have a material and adverse effect on the Business.
8.16.2.    To the extent that the Acquired Companies determine that they are not in compliance with any of the Legal Requirements described on Schedule 8.16.2, the Acquired Companies will use commercially reasonable efforts to comply with such Legal Requirements.
8.16.3.    Prior to the Closing, the Acquired Companies will amend or terminate, or cause to be amended or terminated, the contract specified in Schedule 8.16.3 in the manner specified on Schedule 8.16.3 (or as otherwise consented to in writing by the Buyers).
8.16.4.    Prior to the Closing, the Acquired Companies will take the actions specified on Schedule 8.16.4 with respect to the Legal Requirements described on Schedule 8.16.4.
8.17.    Financing.
8.17.1.    Subject to the terms and conditions of this Agreement, each of Buyers shall use its reasonable best efforts to obtain the Financing on the terms and conditions (including the flex provisions) described in the Financing Letter and shall not permit any amendment or modification to be made to, or any waiver of any provision under the Financing Letter, if such amendment, modification or waiver (A) with respect to the Financing Letter, reduces (or could have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount) or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing, or otherwise expands, amends or modifies any other provision of the Financing Letter, in a manner that would reasonably be expected to (x) delay or prevent or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (y) adversely impact the ability of the Buyers to enforce their rights against other party to the Financing Letter. The Buyers shall promptly deliver to the Acquired Companies copies of any such amendment, modification or replacement. For purposes of this Section 8.17, references to “Financing” shall include the financing contemplated by the Financing Letters as permitted to be amended, modified or replaced by this Section 8.17.1. Notwithstanding the foregoing, the Buyers may amend, supplement, modify or replace the Financing Letter as in effect at the date hereof solely to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Financing Letter as of the date of this Agreement.
8.17.2.    Each of the Buyers shall use its reasonable best efforts (A) to maintain in effect the Financing Letter, (B) to negotiate and enter into definitive agreements with respect to the Financing Letter on the terms and conditions (including the flex provisions) contained in the Financing Letter (or on terms not materially less favorable to the Buyers than the terms and conditions (including flex provisions) in the Financing Letter), (C) to satisfy on a timely basis (or obtain the waiver of) all conditions to funding in the Financing Letter and such definitive agreements thereto that are within its control and consummate the Financing at or prior to the Closing, (D) to enforce its rights under the Financing Letter and (E) to comply in all material respects with its obligations under the Financing Letter. The Buyers shall keep the Acquired Companies informed on a current basis and in reasonable detail of the status of its efforts to arrange the Financing. Without limiting the generality of the foregoing, the Buyers shall give the Acquired Companies prompt notice (x) of any material breach or default (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) by any party to the Financing Letter or definitive agreements related to the Financing of which any Buyer becomes aware, (y) of the receipt of any written notice or other written communication from a Financing Source with respect to any (1) actual or potential breach, default, termination or repudiation by any party to the Financing Letter or definitive agreements related to the Financing of any provisions of the Financing Letter or definitive agreements related to the Financing or (2) material dispute or disagreement between or among any parties to the Financing Letter or definitive agreements related to the Financing, and (z) if at any time for any reason the Buyers believe in good faith that they will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Letters or definitive agreements related to the Financing. As soon as reasonably practicable, but in any event within three Business Days of the date the Acquired Companies deliver to the Acquired Companies a written request, the Buyers shall provide any information reasonably requested by the Acquired Companies relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence. Upon the occurrence of any circumstance referred to in clause (x), (y) or (z) of the second preceding sentence or if any portion of the Financing otherwise becomes unavailable or the Buyers become aware of any event or circumstance that would reasonably be expected to make any portion of the Financing becoming unavailable, the Buyers shall use their reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the Contemplated Transactions with terms and conditions not materially less favorable to the Buyers (or their Affiliates) than the terms and conditions set forth in the Financing Letter, as promptly as reasonably practicable following the occurrence of such event. The Buyer shall deliver to the Acquired Companies true and complete copies of all Contracts or other arrangements pursuant to which any such alternative source shall have committed to provide any portion of the Financing. The Buyers acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing.
8.17.3.    The Acquired Companies shall use reasonable best efforts to cause their respective Representatives to provide, on a timely basis, all reasonable cooperation requested by the Buyers in connection with the arrangement of Financing, including, (i) promptly providing the lenders and their respective agents with all financial information regarding the Acquired Companies and their Subsidiaries required to prepare customary bank information memoranda and lender presentations in connection with such Financing; (ii) participating (including by making members of senior management with appropriate seniority and expertise available to participate) in a reasonable number of meetings, due diligence sessions, presentations, drafting sessions and sessions with the rating agencies in connection with the Financing; (iii) reasonably cooperating with the lenders and their respective agents’ due diligence, to the extent not unreasonably interfering with the business of the Acquired Companies and their respective Subsidiaries, including access to documentation reasonably requested by persons in connection with bank financings; (iv) reasonably cooperating with the marketing efforts for any portion of the Financing, including using its commercially reasonable efforts to ensure that any syndication effort benefits from any existing banking relationship; and (v) reasonably cooperating with the preparation of bank information memoranda, prospectuses and similar documents, rating agency presentations, road show presentations and written offering materials used to complete the Financing, to the extent information contained therein relates to the business of the Acquired Companies and their Subsidiaries; provided, however, that neither the Acquired Companies nor any of their Subsidiaries shall be responsible for any cost, commitment or other similar fee or incur any other liability in connection with the Financing prior to the Closing.
8.17.4.    The Buyers shall promptly, upon request by an Acquired Company, reimburse the Acquired Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Acquired Companies or any of their respective Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by Section 8.17.3 and shall indemnify and hold harmless the Acquired Companies, their respective Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to any information provided by the Acquired Companies or any of its Subsidiaries or Representatives expressly for use in connection with the Financing and other than any such losses, damages, claims, costs or expenses arising as a result of any Fraud by an Acquired Company or its Subsidiaries or Representatives.

8.18.    Release.
8.18.1.    Each Seller, on such Seller’s own behalf and on behalf of each of such Seller’s Affiliates (collectively with such Seller, the “Releasors”), hereby releases and forever discharges, as of the Closing, each Acquired Company and each of such Acquired Company’s respective Subsidiaries, directors, officers and employees (collectively with the Acquired Companies, the “Releasees”) from any and all claims, suits, charges, demands, complaints, causes of action, debts, damages, obligations, promises, judgments, agreements and liabilities of any kind or nature whatsoever (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) (“Claims”), whether known or unknown and whether at law or in equity, arising from or related to events, facts, conditions or circumstances existing or arising on or prior to the Closing Date, including, without limitation, any Claims that the undersigned has or may in the future have against the Releasees, and hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced or assisting with) any suit, action or proceeding of any kind, in any court or before any tribunal, against the Releasees based upon any Claim. The release contained in this Section 8.18.1 is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or otherwise. Each Seller understands that this Section 8.18.1 (subject to the proviso below) includes a full and final release covering all known and unknown, suspected or unsuspected injuries, debts, claims or damages which have arisen or may have arisen from any matters, acts, omissions or dealings actually released in this Section 8.18.1. Notwithstanding the foregoing, (i) if a Seller is an employee of a Releasee, the foregoing release shall not apply to any Claims that such Seller has or may have arising under or in connection with any employment relationship between such Seller and any Releasee, any termination of any such employment relationship by any Releasee, or any salary, bonuses, severance or “change of control” payments, vacation pay, benefits or expense reimbursement and (ii) nothing set forth in the release set forth this Section 8.18.1 shall restrict or in any way affect any Claims of a Releasor under this Agreement and any document or agreement delivered in connection therewith.
8.18.2.    For the purpose of implementing a full and complete release and discharge of the released Claims set forth in Section 8.18.11 (but subject to the last sentence in Section 8.18.1), each Seller acknowledges that the release set forth in Section 8.18.1 is intended to include in its effect claims that the Releasors do not know or suspect to exist in their favor at the time of execution of this Release, and the release set forth in Section 8.18.1 contemplates the extinguishment of all such claims.
8.19.    Amendment to Schedule 3.3. At any time after the date hereof and prior to the Closing, the Sellers’ Representative may update Schedule 3.3 to reflect events, matters, items, or facts first occurring or first existing after the date of this Agreement to the extent that, but for such update being made, the representations and warranties set forth in Section 3.3 would be inaccurate or incorrect as of the Closing as a result of any action taken in compliance with Section 8.2 or Section 11.7.

9.	INDEMNIFICATION
9.1.    Survival. The representations and warranties contained in Articles 3, 4, and 5, or in the Acquired Companies Closing Certificate or the Buyers Closing Certificate, will survive the Closing and will terminate on March 31, 2014; provided, however, that the representations and warranties set forth in Sections 3.1 (Power and Authorization), 3.3 (Capitalization and Subsidiaries), 3.4.3 (No Violation or Approval; Consents), 3.25 (Brokers), 4.1 (Organization, Power and Standing), 4.2 (Authorization), 4.3.3 (No Violation or Approval; Consents), 4.4 (Brokers) and 4.5 (Title to Shares) (being, collectively, the “Fundamental Representations”) and 5.1 (Organization), 5.2 (Authorization), 5.3.3 (No Violation or Approval; Consents) and 5.6 (No Brokers) will survive indefinitely. The covenants and agreements contained in this Agreement will survive in accordance with the terms thereof.
9.2.    Indemnification of the Buyer Indemnitees.
9.2.1.    From and after the Closing (but subject to the terms and conditions of this Article 9), the Buyer Indemnitees (as defined below) will be indemnified by each Seller, on a several basis and proportionate to the amount of proceeds such Seller received under Section 2.4.1(a) over the total amount of proceeds distributed under Section 2.4.1(a) and not on a joint and several basis, but subject to Section 9.2.2, in respect of any Loss suffered or incurred by the Buyers or any of their respective Affiliates (including, following the Closing, the Acquired Companies and the Subsidiaries of the Acquired Companies), officers, directors, employees or agents (collectively, the “Buyer Indemnitees”) directly or indirectly arising out of, relating to or resulting from any of the following: (i) a breach of any representation or warranty of an Acquired Company contained in Article 3 or in the Acquired Companies Closing Certificate or of such Seller contained in Article 4 (in each case, other than with respect to representations and warranties set forth in Section 3.5, assuming that all qualifications contained in such representations and warranties and in the Acquired Companies Closing Certificate with respect to such representations and warranties as to materiality, including each qualifying reference to the defined term “Material Adverse Effect,” the words “material” and “materiality” and all similar phrases and words, were deleted therefrom), (ii) any breach of any covenant of such Seller contained in Section 8.15 or contained in this Agreement requiring performance by such Seller after the Closing or any breach of any covenant of the Acquired Companies contained in this Agreement requiring performance by any Acquired Company prior to the Closing, (iii) any Indemnifiable Transaction Expenses; (iv) the Seller Representatives' performance of their obligations under this Agreement, (v) with respect to Taxes, subject to Section 8.9.12 and without duplication (1) Taxes of the Acquired Companies and their Subsidiaries for Pre-Closing Tax Periods and the portion of any Straddle Period ending on the Closing Date (which, for the avoidance of doubt, shall include Taxes (other than any Japanese capital contribution duty payable by the Japan Buyer or the Japan Holdco in connection with the amounts payable to Japan Holdco at Closing pursuant to Section 2.4.1) of the Acquired Companies and their Subsidiaries arising from or attributable to the repayment of the Intercompany Loans and the payment of the Preferred Stock Consideration), (2) Taxes imposed on the Sellers with respect to their ownership of the Shares, including any liability to Taxes with respect to any gain realized by the Sellers upon the sale of the Shares or the Japan Options, (3) Taxes of any member of an affiliated group (other than any of the Acquired Companies or their Subsidiaries) with which the Acquired Companies and their Subsidiaries have filed a Tax Return on a consolidated, combined or unitary basis under applicable Legal Requirements with respect to Pre-Closing Tax Periods that are imposed on the Acquired Companies or their Subsidiaries by reason of filing such Tax Return with respect to a Pre-Closing Tax Period, and (4) Taxes payable by the Sellers pursuant to Section 8.9.6, and (vi) the matter disclosed on Schedule 8.16.2 (to the extent related to any act or omission occurring prior to the Closing).
9.2.2.    Notwithstanding Section 9.2.1, each Seller shall be responsible for 100% of any Loss suffered or incurred by any Buyer Indemnitee directly or indirectly arising out of, relating to or resulting from (i) a breach of any Fundamental Representation made by such Seller in Article 4 or (ii) any breach of any covenant or agreement of such Seller contained in Sections 8.3.2, 8.10 or 8.14.
9.2.3.    Notwithstanding anything to the contrary set forth in this Agreement, even if a Buyer Indemnitee would otherwise be entitled to recover a Loss pursuant to this Agreement, other than with respect to (a) claims in respect of a breach of any Fundamental Representation, (b) claims made pursuant to Section 9.2.1(iii), (c) claims made pursuant to Section 9.2.1(ii) in respect of covenants of a Seller contained in Sections 8.3.2, 8.10 or 8.14, (d) claims first asserted under any provision of this Article 9 on or after April 1, 2014 and (e) claims made pursuant to Section 9.2.1(v), (i) no Buyer Indemnitee will be entitled to indemnification pursuant to this Agreement unless the aggregate of all Losses relating to a breach of any representation, warranty, covenant or agreement of the Company or any Seller contained in this Agreement would exceed $3,500,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible and (ii) the Sellers shall have no liability under this Agreement for any individual Loss or series of related Losses of less than $100,000 and such individual Losses or series of related Losses shall not be aggregated with unrelated Losses for purposes of clause (i) of this Section 9.2.3.
9.2.4.    Any claim by any Buyer Indemnitees will be asserted solely and exclusively against the Escrow Funds pursuant to the terms of the Escrow Agreement and the Escrow Funds then remaining will be the Buyer Indemnitees sole and exclusive source of recovery for any amounts owing to Buyer Indemnitees hereunder; provided, that the Escrow Funds held pursuant to the Escrow Agreement will not be Buyer Indemnitees’ sole and exclusive source of recovery for claims made by the Buyer Indemnitees with respect to (A) Fraud, (B) the Fundamental Representations, (C) any breach of any covenant or agreement of any Seller contained in Sections 8.3.2, 8.10 or 8.14, (D) Section 9.2.1(iii), and (E) Section 9.2.1(i) or Section 9.2.1(ii), in each case in this clause (E) in respect of matters specified in Section 9.2.2. Other than for claims pursuant to (a) Section 9.2.1(iii) and (b) Section 9.2.1(i) or Section 9.2.1(ii), in each case in this clause or (b) in respect of matters specified in Section 9.2.2, any indemnification of the Buyer Indemnitees will first be effected by a payment made from the funds then held in the Escrow Account (the “Escrow Funds”), in accordance with the terms of the Escrow Agreement (and thereafter, to the extent a claim is expressly not limited to the Escrow Fund pursuant to the proviso in the sentence above from the Sellers directly).
9.2.5.    Notwithstanding any other provision of this Agreement to the contrary, other than claims for Fraud, no claim will be brought or maintained by any party hereto, any Buyer Indemnitee, any Seller Indemitee, or any of their respective Subsidiaries or their respective Affiliates or their respective successors or permitted assigns against any officer, director, employee (present or former), direct or indirect owners, or Affiliate of any Acquired Company, or of any Affiliate of any of the above, as applicable (each of whom is deemed a third-party beneficiary of this Section 9.2.5), which is not otherwise expressly identified as a party hereto, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, covenants or agreements of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.
9.2.6.    Notwithstanding anything in this Agreement to the contrary, the maximum liability of any Seller under this Agreement shall be the amount of the proceeds received by such Seller under Section 2.
9.2.7.    All payments under this Section 9.2 will be treated by the parties as an adjustment to the proceeds received by the Sellers pursuant to Article 2.
9.3.    Indemnification of the Sellers.
9.3.1.    From and after the Closing (but subject to the provisions of this Article 9), Crane will indemnify each Seller, its direct or indirect owners, its and their respective Affiliates, and its and their officers, directors, employees and agents (collectively, the “Seller Indemnitees”) against and hold them harmless from any Losses suffered or incurred by any such Seller Indemnitee to the extent such Loss directly relates to (a) any breach of any representation or warranty of any Buyer contained in this Agreement or the Buyers Closing Certificate (in each case, assuming that all qualifications contained herein or therein as to materiality, including each qualifying reference to the defined term “Material Adverse Effect,” the words “material” and “materiality” and all similar phrases and words, were deleted therefrom) and (b) any breach of any covenant or agreement of any Buyer contained in this Agreement requiring performance by any Buyer Party or any breach of any covenant or agreement of any Acquired Company contained in this Agreement requiring performance by any Acquired Company after the Closing . All payments under this Section 9.3 will be treated by the parties hereto as an adjustment to the proceeds received by the Sellers pursuant to Article 2.
9.3.2.    No Seller shall have any right of indemnification or contribution against any Acquired Company with respect to any breach by the Sellers or the Acquired Companies of any of their representations, warranties, covenants or agreements contained in this Agreement, the Disclosure Schedules or in any certificate, instrument or other document delivered by or on behalf of any Seller or the Acquired Companies pursuant to this Agreement, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.

9.4.    Expiration of Claims. The ability of any Seller Indemnitee or Buyer Indemnitee to receive indemnification under Sections 9.2 or 9.3, as applicable, will terminate on the applicable survival termination date (as set forth in Section 9.1), unless such Seller Indemnitee or a Buyer Indemnitee, as applicable, will have either (a) suffered or incurred a Loss or, based upon facts or circumstances existing at such time, reasonably expects to suffer or incur a Loss (which, in the case of any claim related to Taxes, must be based on issues actually raised in outstanding Tax Proceedings), in either case prior to the termination date and made a proper claim for indemnification pursuant to Sections 9.2 or 9.3, prior to such termination date, as applicable or (b) delivered a notice to the indemnifying party that, as a result of a notice, claim, demand or other communication made by a Person not a party to this Agreement, the Seller Indemnitee or Buyer Indemitee, as applicable, reasonably expects to suffer or incur Losses, in which case such claim, if then unresolved, will not be extinguished by the passage of the deadlines set forth in Section 9.1. Notwithstanding anything in this Agreement to the contrary, all claims by any Buyer Indemnitee other than (i) claims pursuant to Section 9.2.1(v) or Section 9.2.1(vi), (ii) claims specified in the proviso to the first sentence of Section 9.2.4, and (iii) claims asserted on or before March 31, 2014, will immediately terminate and expire on March 31, 2014.
9.5.    Inter-Party Claims.
9.5.1.    In order for a party hereto to be entitled to seek any indemnification provided for under this Agreement (such party, the “Claiming Party”), such Claiming Party must give written notice (a “Claim Notice”) to the other party or parties from whom such indemnification is sought (with respect to the Sellers, to the Sellers’ Representatives) (the “Defending Party”) in writing promptly after occurrence of the event giving rise to such Claiming Party’s claim for indemnification, specifying in reasonable detail the basis of such claim and certifying that such claim is being made in good faith; provided that failure to give, or delay in giving, such notification will not, subject to Section 9.4, affect the indemnification provided hereunder except to the extent the Defending Party will have been actually prejudiced as a result of such failure or delay or the indemnification obligations are materially increased as a result of such failure or delay. The Claiming Party will thereupon give the Defending Party (or with respect to the Sellers, the Sellers’ Representatives) reasonable access during normal business hours to the books, records and assets of the Claiming Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon reasonable prior notice and during normal business hours, to interview, with representatives of Crane present, any employee of the Claiming Party materially related thereto at a mutually convenient time.
9.5.2.    After delivery of a Claim Notice, the Defending Party will deliver to the Claiming Party a written response in which the Defending Party will either:

(a)    agree that the Claiming Party is entitled to receive all of the Losses at issue in the Claim Notice; or
(b)    dispute the Claiming Party’s entitlement to indemnification by delivering to the Claiming Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.
9.5.3.    If the Defending Party delivers an Objection Notice to the Claiming Party, or fails to respond to the Objection Notice within 30 days after delivery thereof, then the dispute may be resolved by any legally available means consistent with the provisions of Section 11.9.
9.6.    Third Party Claims.
9.6.1.    In order for a Claiming Party to seek any indemnification provided for under this Agreement in respect of a claim or demand made by any Person who is not a party hereto or an Affiliate of such party against the Claiming Party (a “Third Party Claim”), such Claiming Party must notify the Defending Party (or with respect to the Sellers, the Sellers’ Representatives) in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such Claiming Party of notice of the Third Party Claim; provided that failure to give such notification on a timely basis will not, subject to Section 9.4, affect the indemnification provided hereunder except to the extent the Defending Party will have been actually prejudiced as a result of such failure. Thereafter, the Claiming Party will deliver to the Defending Party, within 5 business days after the Claiming Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Claiming Party relating to the Third Party Claim.
9.6.2.    If a Third Party Claim is made against a Claiming Party, the Defending Party (or with respect to the Sellers, the Sellers’ Representatives) will be entitled to participate in the defense thereof and, if it so chooses within 30 days after its receipt of notice of the Third Party Claim from the Claiming Party, to assume the defense thereof (subject to a reservation of rights) with counsel selected by the Defending Party and reasonably satisfactory to the Claiming Party. However, in no event may the Defending Party assume or maintain control of the defense of any Third Party Claim (A) involving criminal liability or (B) in which any relief other than monetary damages is sought against the Claiming Party. Should a Defending Party (or with respect to the Sellers, the Sellers’ Representatives) so elect to assume the defense of a Third Party Claim, the Defending Party will not be liable to the Claiming Party for legal expenses subsequently incurred by the Claiming Party in connection with the defense thereof. If the Defending Party (or with respect to the Sellers, the Sellers’ Representatives) assumes such defense, the Claiming Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Defending Party, it being understood, however, that the Defending Party will control such defense. The Defending Party will be liable for the fees and expenses of one counsel employed by the Claiming Party for any period during which the Defending Party has not assumed the defense thereof. If the Defending Party chooses to defend any Third Party Claim, then all the parties hereto will cooperate in the defense or prosecution of such Third Party Claim, including by retaining and (upon the Defending Party’s request) providing to the Defending Party all records and information which are reasonably relevant to such Third Party Claim, and, if reasonably necessary, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Sellers’ Representatives will have assumed the defense of a Third Party Claim, neither Buyer nor any of its Affiliates will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Sellers’ Representatives (not to be unreasonably withheld, delayed or conditioned). If the Defending Party is controlling the defense of a Third Party Claim, the Defending Party will not agree to any compromise or settlement of, or the entry of any judgment arising from, the Third Party Claim without the prior written consent of the Claiming Party, which consent the Claiming Party will not unreasonably withhold, condition or delay, unless (i) the terms of the judgment or proposed compromise or settlement include as an unconditional term thereof the giving to the Claiming Party by the third party of a full, complete and unconditional release of the Claiming Party (and its Affiliates) from all liability in respect of such Third Party Claim, (ii) there is no finding or admission of (A) any violation of law by the Claiming Party (or any of its Affiliates) or (B) any violation of the rights of any Person by the Claiming Party (or any of its Affiliates), and (iii) the sole form of relief is monetary damages which are paid in full by the Defending Party. The Claiming Party will have no liability with respect to any compromise or settlement of, or the entry of any judgment arising from, any Third Party Claim effected without its consent (solely to the extent required pursuant to previous sentence).
9.7.    Mitigation. Each Person entitled to indemnification hereunder will, to the extent required by applicable Legal Requirements, take all commercially reasonable steps to mitigate all Losses after becoming aware of any event which would reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.
9.8.    Determination of Loss Amount.
9.8.1.    The amount of any and all Losses under this Article 9 will be determined net of (i) the net present value of any Tax benefits actually realizable by any Person seeking indemnification hereunder arising from the deductibility (or amortization or capitalization or other Tax benefit) of any such Losses and (ii) any amounts recovered (net of the costs of recovery) by any Claiming Party or any of such Claiming Party’s Affiliates under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract (other than self-insurance or retrospective insurance arrangements) pursuant to which or under which such Claiming Party or such Claiming Party’s Affiliates is a party or has rights.
9.8.2.    A Claiming Party shall not be entitled to recover Losses hereunder to the extent such Losses (i) are not the reasonably foreseeable result of any breach by the

Defending Party of a representation, warranty, covenant or agreement contained in this Agreement or arise from special circumstances of the Claiming Party that were not communicated prior to the date of this Agreement by the Claiming Party to the Defending Party, or (ii) constitute punitive or exemplary damages; provided, however, that a Claiming Party shall be entitled to recover any such Losses recovered by third parties in connection with a Third Party Claim against the Claiming Party. No Defending Party will be liable hereunder in respect of any claim if such claim would not have arisen but for a post-Closing change in legislation or GAAP or a change in interpretation of applicable Legal Requirements as determined by a court or pursuant to an administration rule-making decision.
9.8.3.    No Buyer Indemnitee will be entitled to any indemnification under this Article 9 to the extent such matter (i) was taken into account in determining the Final Working Capital Amount pursuant to Section 2.5, or (ii) was specifically reserved for in the Interim Financial Statements.
9.9.    Acknowledgments.
9.9.1.    Each Buyer acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Acquired Companies and their respective Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, each Buyer has relied on the results of its own independent investigation and verification, in addition to the representations and warranties of the Acquired Companies and the Sellers expressly and specifically set forth in Articles 3 and 4 of this Agreement. SUCH REPRESENTATIONS AND WARRANTIES BY THE ACQUIRED COMPANIES AND THE SELLERS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES AND THE SELLERS TO THE BUYERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE ACQUIRED COMPANIES OR ANY OF THEIR RESPECTIVE SUBSIDIARIES) ARE SPECIFICALLY DISCLAIMED BY THE ACQUIRED COMPANIES AND THE SELLERS AND ARE NOT `BEING RELIED UPON BY ANY BUYER OR ANY OF ITS RESPECTIVE REPRESENTATIVES OR AFFILIATES.
9.9.2.    Each party hereto understands, acknowledges and agrees that except for instances of Fraud the remedies provided under Section 11.12 and the indemnification provided pursuant to, and subject to the terms and conditions of, this Article 9 will be the sole and exclusive remedy of the parties hereto against the other parties hereto or any other Person with respect to (i) the subject matter of this Agreement or the transactions contemplated hereby or (ii) any other matter relating to the Acquired Companies or their respective Subsidiaries prior to the Closing, the operation of their respective businesses prior to the Closing, or any other transaction or state of facts involving the Acquired Companies or their respective Subsidiaries prior to the Closing, and that the parties hereto will have no other remedy or recourse with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, this Article 9. Each party hereto acknowledges and agrees that the Buyer Indemnitees and the Seller Indemnitees, as applicable, may not avoid such limitation on liability by (x) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (y) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties, covenants and agreements contained in this Agreement. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. EACH OF THE PARTIES HERETO UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

10.	TERMINATION.
10.1.    Termination. The parties may not terminate this Agreement other than as follows:
10.1.1.    This Agreement may be terminated at any time prior to the Closing by written consent of Crane and the Sellers’ Representatives.
10.1.2.    Crane may terminate this Agreement by delivering written notice to the Sellers’ Representatives at any time prior to the Closing in the event (a) a Seller or any Acquired Company is in breach of this Agreement in a manner that would cause the failure of any condition set forth in Section 6.1 or 6.2, (b) Crane has notified the Sellers’ Representatives of such breach in writing, and (c) such breach is incapable of cure or has continued without cure for a period of thirty (30) days after delivery of such notice of breach; provided, however, that Crane shall not have the right to terminate this Agreement pursuant to this Section 10.1.2 if any Buyer is then in breach of this Agreement in a manner that would cause the failure of any condition set forth in Section 7.1 or 7.2 or if the breach by a Seller or an Acquired Company is the result of a breach by a Buyer.
10.1.3.    The Sellers’ Representatives may terminate this Agreement by delivering written notice to Crane at any time prior to the Closing in the event (a) any Buyer is in material breach of this Agreement in a manner that would cause the failure of any conditions set forth in Section 7.1 or 7.2, (b) the Sellers’ Representatives has notified Crane of such breach in writing, and (c) such breach is incapable of cure or has continued without cure for a period of thirty (30) days after delivery of such notice of breach; provided, however, that the Sellers’ Representatives shall not have the right to terminate this Agreement pursuant to this Section 10.1.3 if a Seller or any Acquired Company is then in breach of this Agreement in a manner that would cause the failure of any condition set forth in Section 6.1 or 6.2 or if the breach by any Buyer is the result of a breach by an Acquired Company or a Seller.
10.1.4.    On or after September 1, 2013 (the “Expiration Date”), either Crane or the Sellers’ Representatives may  terminate this Agreement by providing written notice to the other if the Closing shall not have occurred by the Expiration Date; provided, that, unless the Sellers’ Representatives notify Crane prior to September 10, 2013, of their determination that it is not reasonably likely that the conditions to Closing set forth in Section 7.5 will be satisfied within a commercially reasonable period of time, the Expiration Date shall automatically be extended to September 30, 2013; and provided, further, that Crane shall not have the right to terminate this Agreement pursuant to this Section 10.1.4 if any Buyer is then in breach of this Agreement, and the Sellers’ Representatives shall not have the right to terminate this Agreement pursuant to this Section 10.1.4 if a Seller or any Acquired Company is then in breach of this Agreement.
10.1.5.    Either Crane or the Sellers’ Representatives may terminate this Agreement by delivering written notice to the other if any Governmental Authority issues an order, decree, ruling or other action permanently enjoining, restraining or otherwise prohibiting the Contemplated Transactions and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the Person seeking to terminate this Agreement pursuant to this Section 10.1.5 (in the case where the Sellers’ Representatives is seeking to terminate, the Acquired Companies and the Sellers and in the case where the Buyer is seeking to terminate, the Buyers) has fully complied with its obligations under Section 8.4.
10.2.    Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all rights and obligations of the parties hereunder will terminate without any liability of any party, any Affiliate thereof or any controlling person, partner, member, equityholder, management company or Representative of any party or any Affiliate thereof; provided, however, that (a) the rights and obligations of the parties under Article 1 (Definitions), Section 8.3 (Confidentiality), this Section 10.2 (Effect of Termination) and Article 11 (Miscellaneous) will survive termination of this Agreement and (b) nothing herein will relieve any party to this Agreement from liability for Fraud or any material breach of any covenant or agreement of such party contained herein occurring prior to termination.

11.	MISCELLANEOUS.
11.1.    Notices. All notices, requests, demands, claims and other communications required or permitted hereunder must be in writing and must be sent by nationally recognized overnight courier, registered mail, certified mail or facsimile. Any notice, request, demand, claim or other communication required or permitted hereunder will be deemed duly given, as applicable, (a) one (1) Business Day following the date sent when sent by overnight delivery, (b) upon confirmation of receipt when sent by facsimile or (c) upon personal delivery, in each case addressed as follows:

If to the Sellers’ Representatives, any Seller or, prior to the Closing, any Acquired Company, to the Sellers’ Representatives at:

Bain Capital MEI (H.K.) Limited
c/o Bain Capital
John Hancock Tower
200 Clarendon Street
Boston, MA 02116
Facsimile number: (617) 516-2010
Attention: David Gross-Loh
                  and General Counsel

with a copy (which will not constitute notice) to: Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 Facsimile number: (617) 951-7050 Attention: Alison T. Bomberg Jason S. Freedman
APM Co., Ltd. 4-1-28 Toranomon, Minato-ku Tokyo, Japan 105-0001 Facsimile Number: +81-3-5425-8204 Attention: Richard Folsom	Nagashima Ohno & Tsunematsu Address: Kioicho Building 3-12, Kioicho, Chiyoda-ku, Tokyo 102-0094 Facsimile number: +81-3-5213-2318 Attention: Ryo Okubo
If to the Buyers or, after the Closing, to any Acquired Company, to: Crane Co. 100 First Stamford Place Stamford, CT Facsimile number: 203-363-7350 Attention: Corporate Secretary	with a copy (which will not constitute notice) to: Baker & McKenzie LLP 300 East Randolph Street Chicago, IL 60601 Facsimile number: (312) 698-2702 Attention: Edward J. West
Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by providing to the other parties notice in the manner herein set forth.
11.2.    Expenses of Transaction. Whether or not the Contemplated Transactions are consummated, except as otherwise specifically provided for in this Agreement, each of the parties hereto will assume and bear all expenses, costs and fees (including legal and accounting fees and expenses) incurred by such party in connection with the preparation, negotiation, execution and performance of this Agreement and the consummation of the Contemplated Transactions.
11.3.    Entire Agreement. The agreement of the parties that is comprised of this Agreement and its exhibits and schedules sets forth the entire agreement and understanding between the parties and their respective Affiliates with respect to the subject matter thereof and supersedes any and all prior agreements, understandings, negotiations and communications (other than the Confidentiality Agreement), whether oral or written, relating to the subject matter of this Agreement.

11.4.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or under public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the Contemplated Transactions are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Sellers’ Representatives (on behalf of the Sellers), the Acquired Companies and the Buyers will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the Contemplated Transactions are fulfilled in accordance with the terms hereof to the greatest extent possible.
11.5.    Amendment. This Agreement may be amended or modified, but only by an instrument in writing executed by each of the Buyers and the Sellers’ Representatives.
11.6.    Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of the parties hereto, and except as provided in Sections 8.7, 8.8, 10.2 and 11.19 and Article 9, nothing in this Agreement, express or implied, is intended to or will be construed to or will confer upon any other Person any right, claim, cause of action, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation.
11.7.    Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and permissible assigns of the parties hereto. This Agreement and any rights and obligations hereunder may not be assigned, hypothecated or otherwise transferred by any party hereto (by operation of law or otherwise) without the prior written agreement of Crane and the Sellers’ Representatives; provided, that (i) any Sellers’ Representative may assign its rights and obligations under this Agreement to any Affiliate thereof in its capacity as a Sellers’ Representative, and (ii) any Seller may assign its rights and obligations under this Agreement to any Affiliate thereof who purchases the Shares or Japan Options of such Seller, if, in the case of both clauses (i) and (ii), such transferee Affiliate executes a joinder signature page to this Agreement agreeing to be bound hereby as a Seller or Sellers’ Representative (as applicable) to the same extent as such transferor (and upon the execution of such joinder, the transferor shall have no liability hereunder other than any liability resulting from actions taken prior to such transfer); and provided further, that any Buyer may assign its rights under this Agreement to any Affiliate if such assignee executes a joinder signature page to this Agreement agreeing to be bound hereby as a Buyer to the same extent as such transferor (provided, that no assignment of this Agreement by Crane will relieve Crane of any Liability under this Agreement). Any purported assignment in breach of this Section 11.7 shall be null and void.
11.8.    Governing Law. This Agreement, and all claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any other jurisdiction other than the State of New York.

11.9.    Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, hereby (a) irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York, New York County or the United States District Court located in the State of New York, New York County for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, (b) waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, any party may enforce a judgment of one of the above-named courts in any jurisdiction. Each party hereby (x) consents to service of process in any such action in any manner permitted by the laws of the State of New York, (y) agrees that service of process made in accordance with clause (x) or made pursuant to Section 11.1, will constitute good and valid service of process in any such action and (z) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (x) or clause (y) does not constitute good and valid service of process.
11.10.    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT, HE OR SHE SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER OF THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
11.11.    Reliance. Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of Sections 11.9 and 11.10 constitute a material inducement upon which such party is relying and will rely in entering into this Agreement, and each such party agrees that any breach by such party of any of the provisions of Sections 11.9 or 11.10 above would constitute a material breach of this Agreement.

11.12.    Specific Enforcement. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated. Accordingly, each of the parties agrees that, without posting bond or similar undertaking, each of the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to the remedy of specific performance of this Agreement and the terms and provisions hereof in any action instituted in any court specified in Section 11.9 in addition to any other remedy to which such party may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert the defense that a remedy at law would be adequate.
11.13.    No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), or shall constitute a continuing waiver unless otherwise expressly provided. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party against whom such waiver is intended to be effective (or in the case of the Sellers, by the Sellers’ Representatives).
11.14.    Negotiation of Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
11.15.    Disclosure Schedules. The inclusion of any information in the Disclosure Schedules will not be deemed an admission or acknowledgment that such information is required to be listed in the Disclosure Schedules or that such items are material. The Disclosure Schedules are arranged in sections corresponding to the sections contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Disclosure Schedules as an exception to a particular covenant, agreement, representation or warranty will not be deemed adequately disclosed as an exception with respect to all other covenants, agreements, representations and warranties unless the relevance of such item to such other covenants, representations, agreements or warranties is reasonably apparent, notwithstanding the presence or absence of an appropriate cross-reference thereto.
11.16.    Headings. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit or describe the scope or intent of this Agreement, and will not affect in any way the construction, meaning or interpretation of this Agreement.

11.17.    Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile or pdf signature by any party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.
11.18.    Provisions Regarding Sellers’ Representatives
11.18.1.    In order to efficiently administer the transactions contemplated hereby, the Sellers hereby designate Bain Capital MEI (H.K.) Limited (or any successor of Bain Capital MEI (H.K.) Limited in accordance with Section 11.7) and APM Co., Ltd. as their representatives and attorneys-in-fact (the “Sellers’ Representatives”), and by each of their execution of this Agreement, Netherlands Integral Investments B.V. and APM Co., Ltd. accepts such appointment. The Persons holding a majority of the Shares to be sold pursuant to this Agreement may select another representative or representatives to replace such initial Sellers’ Representatives and such substituted representative shall be deemed to be the Sellers’ Representative(s) for all purposes of this Agreement.
11.18.2.    Each Sellers’ Representative is hereby authorized and empowered, acting together or singly, to take all action deemed by the unanimous consent of the Sellers’ Representatives to be necessary or desirable on behalf of any of the Sellers in connection with this Agreement or the transactions contemplated hereby, including without limitation:
(a)    the provisions of Section 2.5;
(b)    the provisions of Article 9;
(c)    the notice provisions of this Agreement;
(d)    any amendment to or waiver of the terms and conditions of this Agreement, including the waiver of any of the conditions to the Sellers’ obligation to close the Contemplated Transactions;
(e)    the receipt of all consideration to be paid to the Sellers hereunder;
(f)    the resolution of disputes (including with respect to Section 2.5 and Article 9); and
(g)    all such other matters as are reasonably necessary or desirable in the determination of the Sellers’ Representatives for the consummation of the transactions contemplated hereby.

11.18.3.    All decisions and actions by the Sellers’ Representatives authorized by Section 11.18.2 shall be binding upon all of the Sellers and no Seller shall have the right to object, dissent, protest or otherwise contest the same. The Buyers shall be able to rely conclusively on the written instructions of either Sellers’ Representative as to such decisions and actions taken by the Sellers’ Representatives hereunder.
11.18.4.    Indemnification of Sellers’ Representative. Each of the Sellers hereby agrees not to assert any claim against, and to indemnify and hold harmless each Sellers’ Representative from and against any and all losses incurred by, such Sellers’ Representative or any of its Representatives, or any Affiliate of any of the foregoing, relating to such Sellers’ Representative’s actions in its capacity as Sellers’ Representative other than such claims or losses resulting from such Sellers’ Representative’s willful misconduct. Each Seller hereby unconditionally and irrevocably agrees to pay to the Sellers’ Representatives, promptly upon request and in any event within 10 days of such request, such Seller’s Pro Rata Percentage of any amounts paid by a Sellers’ Representative on behalf of the Sellers and agrees to pay its Pro Rata Percentage of any and all costs and expenses (including counsel and legal fees and expenses) incurred by such Sellers’ Representative in connection with the protection, defense, enforcement or other expense of any rights under this Agreement.
11.19.    Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto on behalf of itself and each of its Affiliates hereby: (a) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources, arising out of or relating to, this Agreement, the Financing or any of the agreements (including any Financing Letter) (the “Financing Documents”) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (b) agrees that any such Action shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (c) agrees not to bring or support or permit any of its Affiliates to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way arising out of or relating to, this Agreement, the Financing, the Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon such party in any such Action or proceeding shall be effective if notice is given in accordance with Section 11.1, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Action brought against the Financing Sources in any way arising out of or relating to, this Agreement, the Financing, the Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Financing Sources will have any liability to any of the Acquired Companies or any of their Subsidiaries, any Seller, the Sellers’ Representative or any of their respective Affiliates or any of their respective current, former or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners relating to or arising out of this Agreement, the Financing, the Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, and (h) agrees that the Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 11.19 (and such provisions shall not be amended without the prior written consent of the any lenders under the Financing Documents).
[The remainder of this page is intentionally blank. Signatures follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal by their respective duly authorized officers as of the day and year first written above.

THE BUYERS:

CRANE CO.

By:	/s/ Eric C. Fast
	Name:	Eric C. Fast
	Title:	President and Chief Executive
Officer

MONDAIS HOLDINGS B.V.
By:
By:	/s/ Eric C. Fast
	Name:	Eric C. Fast
	Title:	Managing Director A

THE ACQUIRED COMPANIES:	MEI CONLUX HOLDINGS (US), INC.

	By:	/s/ Michael Hayes
		Name:	Michael Hayes
		Title:	President

MEI CONLUX HOLDINGS (JAPAN), INC.

By:	/s/ Richard L. Folsom
	Name:	Richard L. Folsom
	Title:	Representative Director

SELLERS:

ADVANTAGE PARTNERS MBI FUND III Private Equity Investment Limited Partnership By: APM Co., Ltd, its General Partner

	By:	/s/ Taisuke Sasanuma
		Name:	Taisuke Sasanuma
		Title:	Representative Director

AP CAYMAN PARTNERS I, L.P. By: Cayman Capital Management, L.P. By: Cayman Capital Management, Inc.

By:	/s/ Douglas R. Stringer
	Name:	Douglas R. Stringer
	Title:	Director

AP CAYMAN PARTNERS I-B, L.P. By: Cayman Capital Management, L.P. By: Cayman Capital Management, Inc.

By:	/s/ Douglas R. Stringer
	Name:	Douglas R. Stringer
	Title:	Director

ADVANTAGE PARTNERS INVESTMENT PARTNERSHIP NO. 20 By: Advantage Partners, LLP, its General Partner

By:	/s/ Richard L. Folsom
	Name:	Richard L. Folsom
	Title:	Representative Partner

SELLERS:

AP MC FUND-I, L.P. By: Cayman Capital Management, L.P., its General Partner By: Cayman Capital Management, Inc., its General Partner

	By:	/s/ Taisuke Sasanuma
		Name:	Taisuke Sasanuma
		Title:	Representative Director

AP CAYMAN PARTNERS I, L.P. By: Cayman Capital Management, L.P. By: Cayman Capital Management, Inc.

By:	/s/ Douglas R. Stringer
	Name:	Douglas R. Stringer
	Title:	Director

AP MC FUND LPA By: APM Co., Ltd, its General Partner

By:	/s/ Douglas R. Stringer
	Name:	Douglas R. Stringer
	Title:	Director

ADVANTAGE PARTNERS INVESTMENT PARTNERSHIP NO. 20B By: AP3 Co., Ltd., its General Partner

By:	/s/ Richard L. Folsom
	Name:	Richard L. Folsom
	Title:	Representative Partner

SELLER:	Signed for and on behalf of
BAIN CAPITAL MEI (H.K.) LIMITED

	By:	/s/ Paul Edgerly
		Name:	Paul Edgerley
		Title:	Director

SELLERS:

IAN MCCORMICK By: Bain Capital MEI (H.K.) Limited, as its Attorney-in-Fact

	By:	/s/ Paul Edgerly
		Name:	Paul Edgerley
		Title:	Director

KEVIN GEHRT By: Bain Capital MEI (H.K.) Limited, as its Attorney-in-Fact

By:	/s/ Paul Edgerly
	Name:	Paul Edgerley
	Title:	Director

MIGUEL AGUILAR By: Bain Capital MEI (H.K.) Limited, as its Attorney-in-Fact

By:	/s/ Paul Edgerly
	Name:	Paul Edgerley
	Title:	Director

NAITO TAKASHI By: Bain Capital MEI (H.K.) Limited, as its Attorney-in-Fact

By:	/s/ Paul Edgerly
	Name:	Paul Edgerley
	Title:	Director

SELLERS:
JEFF JORDAN By: Bain Capital MEI (H.K.) Limited, as its Attorney-in-Fact

	By:	/s/ Paul Edgerly
		Name:	Paul Edgerley
		Title:	Director

NOBUYOSHI YAMANAKA By: Bain Capital MEI (H.K.) Limited, as its Attorney-in-Fact

By:	/s/ Paul Edgerly
	Name:	Paul Edgerley
	Title:	Director

PAUL THEOBALD By: Bain Capital MEI (H.K.) Limited, as its Attorney-in-Fact

By:	/s/ Paul Edgerly
	Name:	Paul Edgerley
	Title:	Director

KEI NAKATSUKASA By: Bain Capital MEI (H.K.) Limited, as its Attorney-in-Fact

By:	/s/ Paul Edgerly
	Name:	Paul Edgerley
	Title:	Director

KIRA HIROMASA By: Bain Capital MEI (H.K.) Limited, as its Attorney-in-Fact

By:	/s/ Paul Edgerly
	Name:	Paul Edgerley
	Title:	Director

SELLERS:

TAKAHASHI MAMORU By: Bain Capital MEI (H.K.) Limited, as its Attorney-in-Fact

	By:	/s/ Paul Edgerly
		Name:	Paul Edgerley
		Title:	Director

THOMAS WEIR By: Bain Capital MEI (H.K.) Limited, as its Attorney-in-Fact

By:	/s/ Paul Edgerly
	Name:	Paul Edgerley
	Title:	Director

TAKAYUKI KITAMURA By: Bain Capital MEI (H.K.) Limited, as its Attorney-in-Fact

By:	/s/ Paul Edgerly
	Name:	Paul Edgerley
	Title:	Director

SELLERS:

NOMURA INTERNATIONAL PLC By: Bain Capital MEI (H.K.) Limited, as its Attorney-in-Fact

	By:	/s/ Paul Edgerly
		Name:	Paul Edgerley
		Title:	Director

MERRILL LYNCH CAPITAL SERVICES, INC. By: Bain Capital MEI (H.K.) Limited, as its Attorney-in-Fact

By:	/s/ Paul Edgerly
	Name:	Paul Edgerley
	Title:	Director

SHINSEI BANK, LIMITED By: Bain Capital MEI (H.K.) Limited, as its Attorney-in-Fact

By:	/s/ Paul Edgerly
	Name:	Paul Edgerley
	Title:	Director

MORGAN STANLEY MUFG SECURITIES CO., LTD. By: Bain Capital MEI (H.K.) Limited, as its Attorney-in-Fact

By:	/s/ Paul Edgerly
	Name:	Paul Edgerley
	Title:	Director

SELLERS:

DAIDO LIFE INSURANCE COMPANY By: Bain Capital MEI (H.K.) Limited, as its Attorney-in-Fact

	By:	/s/ Paul Edgerly
		Name:	Paul Edgerley
		Title:	Director

MIZUHO SECURITIES PRINCIPAL INVESTMENT CO., LTD. By: Bain Capital MEI (H.K.) Limited, as its Attorney-in-Fact

By:	/s/ Paul Edgerly
	Name:	Paul Edgerley
	Title:	Director

SELLER:	/s/ Michael Hayes
MICHAEL HAYES

SELLER:	JORDAN FAMILY LLC

	By:	/s/Jeff Jordan
		Name:	Jeff Jordan
		Title:	Member

SELLER:	/s/ Tash Kassam
TASH KASSAM

SELLER:	/s/ Mark Sidell
MARK SIDELL

SELLER:	/s/ Jeff Sansone
JEFF SANSONE

SELLER:	/s/ Tom Nugent
TOM NUGENT

SELLER:	/s/ Tom Shuren
TOM NUGENT

SELLER:	/s/ Eric Fisher
ERIC FISHER

SELLER:                        /s/ Mary Rampe
MARY RAMPE

SELLER:                        /s/Jeff Alsop
JEFF ALLSOP

SELLER:                        /s/Kiyoaki Takeda
KIYOAKI TAKEDA

SELLER:	/s/ Yuuichi Hinooka
YUUICHI HINOOKA

SELLER:	/s/ Nagahisa Shuzo
NAGAHISA SHUZO

SELLER:	/s/Nomura Shunji
NOMURA SHUNJI

SELLER:	/s/Motozou Tsunekawa
MOTOZOU TSUNEKAWA

SELLER:	/s/Takeshi Ishida
TAKESHI ISHIDA

SELLERS’ REPRESENTATIVES: (solely for purposes of Sections 8.3.3, 8.5, 8.8, 8.9, 8.11, 11.4, 11.7 and 11.19 and Articles 2, 9 and 10)	BAIN CAPITAL MEI (H.K.) LIMITED

By:	/s/ Paul Edgerly
	Name:	Paul Edgerley
	Title:	Director

SELLERS’ REPRESENTATIVES: (solely for purposes of Sections 8.3.3, 8.5, 8.8, 8.9, 8.11, 11.4, 11.7 and 11.19 and Articles 2, 9 and 10)

APM CO., LTD.

By:    /s/ Richard L. Folsom
Name: Richard L. Folsom
Title: Representative Director

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